CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
Common stock, par value $0.01 per share	50,000,000 shares	$37.16	$1,858,000,000	$253,431.20

(1)	Estimated solely for purposes of calculating the amount of the registration fee. In accordance with Rule 457(c) and Rule 457(r) of the Securities Act of 1933, as amended, the price shown is the average of the high and low selling prices of the Common Stock on February 8, 2013, as reported on the New York Stock Exchange.

Filed Pursuant to Rule 424(b)(7)
Registration No. 333-175791

Prospectus Supplement to Prospectus dated December 10, 2012

HCA Holdings, Inc.

50,000,000 Shares

Common Stock

The selling stockholders named in this prospectus supplement are offering 50,000,000 shares of common stock of HCA Holdings, Inc. See “Selling Stockholders.” We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol “HCA.” On February 8, 2013, the last reported sale price of our common stock on the New York Stock Exchange was $37.22 per share.

The underwriters have agreed to purchase the shares of common stock from the selling stockholders at a price of $35.87 per share, which will result in $1.7935 billion of proceeds to the selling stockholders before expenses. The underwriters may offer the shares of common stock in transactions on the New York Stock Exchange, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices. See “Underwriting.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-15 of this prospectus supplement, page 5 of the accompanying prospectus and in the documents incorporated by reference herein to read about factors you should consider before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock against payment in New York, New York on or about February 15, 2013.

Citigroup	Barclays

Prospectus Supplement dated February 11, 2013

You should rely only on the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither HCA Holdings, Inc. nor the underwriters have authorized anyone to provide you with any information or represent anything about the selling stockholders, HCA Holdings, Inc., its financial results or this offering that is not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by HCA Holdings, Inc. or the underwriters. Neither HCA Holdings, Inc. nor the selling stockholders nor the underwriters are making an offer to sell the shares of common stock in any jurisdiction where the offer or sale is not permitted. The information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus may only be accurate on the date of this document.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of shares of common stock and adds to and supplements information contained in the accompanying prospectus and the documents incorporated by reference therein. The second part is the accompanying prospectus, which we refer to as the “accompanying prospectus.” The accompanying prospectus contains a description of our capital stock and gives more general information, some of which may not apply to the shares of common stock offered hereby. The accompanying prospectus also incorporates by reference documents that are described under “Incorporation by Reference” in that prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus filed by us with the Securities and Exchange Commission. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any such free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

Neither we nor the selling stockholders nor the underwriters are making an offer of the shares of common stock in any jurisdiction where the offer or sale is not permitted.

MARKET, RANKING AND OTHER INDUSTRY DATA

The data included or incorporated by reference in this prospectus supplement regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on reports of government agencies or published industry sources and estimates based on management’s knowledge and experience in the markets in which we operate. These estimates have been based on information obtained from our trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus supplement. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market, ranking and other similar industry data included or incorporated by reference in this prospectus supplement, and estimates and beliefs based on that data, may not be reliable. Neither we nor the underwriters can guarantee the accuracy or completeness of any such information contained or incorporated by reference in this prospectus supplement.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This prospectus supplement and the accompanying prospectus contain and incorporate by reference “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include statements regarding estimated electronic health record (“EHR”) incentive income and related EHR operating expenses, expected capital expenditures and expected net claim payments and all other statements that do not relate solely to historical or current facts and can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the effects related to the enactment and

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implementation of the Budget Control Act of 2011 (“BCA”) and the outcome of pending negotiations and legislation related to BCA-mandated spending reductions that include cuts to Medicare payments, (3) the effects related to the enactment and implementation of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Health Reform Law”), the possible enactment of additional federal or state health care reforms and possible changes to the Health Reform Law and other federal, state or local laws or regulations affecting the health care industry, (4) increases in the amount and risk of collectibility of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in the Medicare, Medicaid and other state programs, including Medicaid upper payment limit programs or waiver programs, that may impact reimbursements to health care providers and insurers, (7) the highly competitive nature of the health care business, (8) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under managed care agreements, the ability to enter into and renew managed care provider agreements on acceptable terms and the impact of consumer driven health plans and physician utilization trends and practices, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) future divestitures which may result in charges and possible impairments of long-lived assets, (16) changes in business strategy or development plans, (17) delays in receiving payments for services provided, (18) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (19) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (20) our ongoing ability to demonstrate meaningful use of certified electronic health record technology and recognize income for the related Medicare or Medicaid incentive payments, and (21) other risk factors disclosed under “Risk Factors” and elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. As a consequence, current plans, anticipated actions and future financial position and results of operations may differ from those expressed in any forward-looking statements made by us or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this prospectus supplement and the accompanying prospectus, which forward-looking statements reflect management’s views only as of the date of this prospectus supplement and the accompanying prospectus. We do not undertake any obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

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SUMMARY

This summary highlights information appearing elsewhere in and incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in shares of our common stock. You should carefully read the entire prospectus supplement, the accompanying prospectus and the information incorporated herein by reference, including the financial data and related notes and the sections entitled “Risk Factors.”

As used herein, unless otherwise stated or indicated by context, references to (i) “HCA Holdings, Inc.” refers to HCA Holdings, Inc., parent of HCA Inc., and its affiliates and (ii) the “Company,” “HCA,” “we,” “our” or “us” refer to HCA Inc. and its affiliates prior to the Corporate Reorganization (as defined herein) and to HCA Holdings, Inc. and its affiliates upon the consummation of the Corporate Reorganization. The term “affiliates” means direct and indirect subsidiaries and partnerships and joint ventures in which such subsidiaries are partners. The terms “facilities” or “hospitals” refer to entities owned and operated by affiliates of HCA and the term “employees” refers to employees of affiliates of HCA.

Our Company

We are the largest non-governmental hospital operator in the U.S. and a leading comprehensive, integrated provider of health care and related services. We provide these services through a network of acute care hospitals, outpatient facilities, clinics and other patient care delivery settings. As of September 30, 2012, we operated a diversified portfolio of 162 hospitals (with approximately 41,900 beds) and 112 freestanding surgery centers across 20 states throughout the U.S. and in England. As a result of our efforts to establish significant market share in large and growing urban markets with attractive demographic and economic profiles, we currently have a substantial market presence in 14 of the top 25 fastest growing markets with populations greater than 500,000 in the U.S. and currently maintain the first or second position, based on inpatient admissions, in many of our key markets. We believe our ability to successfully position and grow our assets in attractive markets and execute our operating plan has contributed to the strength of our financial performance over the last several years. For the nine months ended September 30, 2012, we generated revenues of $24.579 billion, net income attributable to HCA Holdings, Inc. of $1.291 billion and Adjusted EBITDA of $4.925 billion.

Our patient-first strategy is to provide high quality health care services in a cost-efficient manner. We intend to build upon our history of profitable growth by maintaining our dedication to quality care, increasing our presence in key markets through organic expansion and strategic acquisitions and joint ventures, leveraging our scale and infrastructure, and further developing our physician and employee relationships. We believe pursuing these core elements of our strategy helps us develop a faster-growing, more stable and more profitable business and increases our relevance to patients, physicians, payers and employers.

Using our scale, significant resources and over 40 years of operating experience, we have developed a significant management and support infrastructure. Some of the key components of our support infrastructure include a revenue cycle management organization, a health care group purchasing organization (“GPO”), an information technology and services provider, a nurse staffing agency and a medical malpractice insurance underwriter. These shared services have helped us to maximize our cash collection efficiency, achieve savings in purchasing through our scale, more rapidly deploy information technology upgrades, more effectively manage our labor pool and achieve greater stability in malpractice insurance premiums. Collectively, these components have helped us to further enhance our operating effectiveness, cost efficiency and overall financial results. We have also created a subsidiary, Parallon Business Solutions, that offers certain of these component services to other health care companies.

Since the founding of our business in 1968 as a single-facility hospital company, we have demonstrated an ability to consistently innovate and sustain growth during varying economic and regulatory climates. Under the leadership of an experienced senior management team, whose tenure at HCA averages approximately 20 years, we have established an extensive record of providing high quality care, profitably growing our business, making and integrating strategic acquisitions and efficiently and strategically allocating capital spending.

On November 17, 2006, HCA Inc. was acquired by a private investor group, including affiliates of or funds sponsored by Bain Capital Partners, LLC, Kohlberg Kravis Roberts & Co. and HCA founder Dr. Thomas F. Frist, Jr., and by members of management and certain other investors. We refer to the merger, the financing transactions related to the merger and other related transactions collectively as the “Recapitalization.”

Since the Recapitalization, we have achieved substantial operational and financial progress. During this time, we have made significant investments in expanding our service lines and expanding our alignment with highly specialized and primary care physicians. In addition, we have enhanced our operating efficiencies through a number of corporate cost-saving initiatives and an expansion of our support infrastructure. We have made investments in information technology to optimize our facilities and systems. We have also undertaken a number of initiatives to improve clinical quality and patient satisfaction. As a result of these initiatives, our financial performance improved significantly from the year ended December 31, 2007, the first full year following the Recapitalization, to the year ended December 31, 2011, with revenues growing by $5.954 billion, net income attributable to HCA Holdings, Inc. increasing by $1.591 billion and Adjusted EBITDA increasing by $1.469 billion. This represents compounded annual growth rates on these key metrics of 5.8%, 29.6% and 7.2%, respectively.

Our Industry

We believe well-capitalized, comprehensive and integrated health care delivery providers are well-positioned to benefit from the current industry trends, some of which include:

Aging Population and Continued Growth in the Need for Health Care Services. According to the U.S. Census Bureau, the demographic age group of persons aged 65 and over is expected to experience compounded annual growth of 3.0% over the next 20 years, and constitute 19.3% of the total U.S. population by 2030. The Centers for Medicare & Medicaid Services (“CMS”) projects continued increases in hospital services based on the aging of the U.S. population, advances in medical procedures, expansion of health coverage, increasing consumer demand for expanded medical services and increased prevalence of chronic conditions such as diabetes, heart disease and obesity. We believe these factors will continue to drive increased utilization of health care services and the need for comprehensive, integrated hospital networks that can provide a wide array of essential and sophisticated health care.

Continued Evolution of Quality-Based Reimbursement Favors Large-Scale, Comprehensive and Integrated Providers. We believe the U.S. health care system is continuing to evolve in ways that favor large-scale, comprehensive and integrated providers that provide high levels of quality care. Specifically, we believe there are a number of initiatives that will continue to gain importance in the foreseeable future, including introduction of value-based payment methodologies tied to performance, quality and coordination of care, implementation of integrated electronic health records and information, and an increasing ability for patients and consumers to make choices about all aspects of health care. We believe our company is well positioned to respond to these emerging trends and has the resources, expertise and flexibility necessary to adapt in a timely manner to the changing health care regulatory and reimbursement environment.

Impact of Health Reform Law. The Health Reform Law will change how health care services are covered, delivered and reimbursed. It will do so through expanded coverage of uninsured individuals, significant reductions in the growth of Medicare program payments, material decreases in Medicare and Medicaid disproportionate share hospital (“DSH”) payments, and the establishment of programs where reimbursement is tied in part to quality and integration. After taking into account the June 28, 2012 United States Supreme Court decision upholding the Health Reform Law, but allowing states to opt out of the Medicaid expansion provisions, the Health Reform Law is expected to expand health insurance coverage to approximately 27 million additional individuals through a combination of public program expansion and private sector health insurance reforms based on the February 2013 Congressional Budget Office’s projection. We believe the expansion of private sector and Medicaid coverage will, over time, increase our reimbursement related to providing services to individuals who were previously uninsured. On the other hand, the reductions in the growth in Medicare payments and the decreases in DSH payments will adversely affect our government reimbursement. Because of the many variables involved, including remaining or new court challenges, the potential for changes to the law as a result and efforts to amend or repeal the law, we are unable to predict the net impact of the Health Reform Law on us; however, we believe our experienced management team, emphasis on quality care and diverse service offerings will enable us to capitalize on the opportunities presented by the Health Reform Law, as well as adapt in a timely manner to its challenges.

Our Competitive Strengths

We believe our key competitive strengths include:

Largest Comprehensive, Integrated Health Care Delivery System. We are the largest non-governmental hospital operator in the U.S., providing approximately 4% to 5% of all U.S. hospital services through our national footprint. The scope and scale of our operations, evidenced by the types of facilities we operate, the diverse medical specialties we offer and the numerous patient care access points we provide, enable us to provide a comprehensive range of health care services in a cost-effective manner. As a result, we believe the breadth of our platform is a competitive advantage in the marketplace enabling us to attract patients, physicians and clinical staff while also providing significant economies of scale and increasing our relevance with commercial payers.

Reputation for High Quality Patient-Centered Care. Since our founding, we have maintained an unwavering focus on patients and clinical outcomes. We believe clinical quality influences physician and patient choices about health care delivery. We align our quality initiatives throughout the organization by engaging corporate, local, physician and nurse leaders to share best practices and develop standards for delivering high quality care. We have invested extensively in quality of care initiatives, with an emphasis on implementing information technology and adopting industry-wide best practices and clinical protocols. As a result of these efforts, we have achieved significant progress in clinical quality. As measured by the CMS clinical core measures reported on the CMS Hospital Compare website and based on publicly available data for the twelve months ended December 31, 2011, our hospitals achieved a composite score of 99.2% of the CMS core measures versus the national average of 97.5%, making us among the top performing major health systems in the U.S. Payors, including the Medicare program, are increasing efforts to tie payments to quality and clinical performance. For example, CMS is implementing a value-based purchasing system and has begun adjusting hospital payment rates based on “excess” readmissions. We also believe our quality initiatives favorably position us in a payment environment that is increasingly performance-based.

Leading Local Market Positions in Large, Growing, Urban Markets. Over our history, we have sought to selectively expand and upgrade our asset base to create a premium portfolio of assets in attractive growing markets. As a result, we have a strong market presence in 14 of the top 25 fastest growing markets with populations greater than 500,000 in the U.S. In addition, we currently operate in 19 markets with populations of one million or more, with all but two of these markets projecting growth above the national average from 2011 to 2016. Our inpatient market share places us first or second in many of our key markets. We believe the strength and stability of these market positions will create organic growth opportunities and allow us to develop long-term relationships with patients, physicians, large employers and third-party payers.

Diversified Revenue Base and Payer Mix. We believe our broad geographic footprint, varied service lines and diverse revenue base mitigate our risks in numerous ways. Our diversification limits our exposure to competitive dynamics and economic conditions in any single local market, reimbursement changes in specific service lines and disruptions with respect to payers such as state Medicaid programs or large commercial insurers. We have a diverse portfolio of assets with no single facility contributing more than 2.3% of our revenues and no single metropolitan statistical area contributing more than 7.7% of revenues for the year ended December 31, 2011. We have also developed a highly diversified payer base, with no single commercial payer representing more than 7% of revenues for the year ended December 31, 2011. In addition, we are one of the country’s largest providers of outpatient services, which accounted for approximately 37% of our revenues for the year ended December 31, 2011. We believe the geographic diversity of our markets and the scope of our inpatient and outpatient operations help reduce volatility in our operating results.

Scale and Infrastructure Drive Cost Savings and Efficiencies. Our scale allows us to leverage our support infrastructure to achieve significant cost savings and operating efficiencies, thereby driving margin expansion. We strategically manage our supply chain through centralized purchasing and supply warehouses, as well as our revenue cycle through centralized billing, collections and health information management functions. We also manage the provision of information technology through a combination of centralized systems with regional service support as well as centralize many other clinical and corporate functions, creating economies of scale in managing expenses and business processes. In addition to the cost savings and operating efficiencies, this support infrastructure simultaneously generates revenue from third parties that utilize our services.

Well-Capitalized Portfolio of High Quality Assets. In order to expand the range and improve the quality of services provided at our facilities, we invested over $7.6 billion in our facilities and information technology systems over the five-year period ended September 30, 2012. We believe our significant capital investments in these areas will continue to attract new and returning patients, attract and retain high quality physicians, maximize cost efficiencies and address the health care needs of our local communities. Furthermore, we believe our platform, as well as electronic health record infrastructure, national research and physician management capabilities, provide a strategic advantage by enhancing our ability to capitalize on anticipated incentives through the Health Information Technology for Economic and Clinical Health Act (“HITECH”) provisions of the American Recovery and Reinvestment Act of 2009 (“ARRA”) and position us well in an environment that increasingly emphasizes quality, transparency and coordination of care.

Strong Operating Results and Cash Flows. Our leading scale, diversification, favorable market positions, dedication to clinical quality and focus on operational efficiency have enabled us to achieve attractive historical financial performance. For the nine months ended September 30, 2012, we generated net income attributable to HCA Holdings, Inc. of $1.291 billion, Adjusted EBITDA of $4.925 billion and cash flows from operating activities of $2.912 billion. Our ability to generate strong and consistent cash flow from operations has enabled us to invest in our operations, reduce our debt, enhance earnings per share and continue to pursue attractive growth opportunities.

Proven and Experienced Management Team. We believe the extensive experience and depth of our management team are a distinct competitive advantage in the complicated and evolving industry in which we compete. Our senior management team averages approximately 20 years of experience with our company. Our CEO and Chairman of the Board of Directors, Richard M. Bracken, began his career with our company over 30 years ago and has held various executive positions with us over that period, including, most recently, as our President and Chief Operating Officer. Our President, Chief Financial Officer and Director, R. Milton Johnson, joined our company over 30 years ago and has held various positions in our financial operations since that time. Members of our senior management hold significant equity interests in our company, further aligning their long-term interests with those of our stockholders.

Our Growth Strategy

We are committed to providing the communities we serve with high quality, cost-effective health care while growing our business, increasing our profitability and creating long-term value for our stockholders. To achieve these objectives, we align our efforts around the following growth agenda:

Grow Our Presence in Existing Markets. We believe we are well positioned in a number of large and growing markets that will allow us the opportunity to generate long-term, attractive growth through the expansion of our presence in these markets. We plan to continue recruiting and strategically collaborating with the physician community and adding attractive service lines such as cardiology, emergency services, oncology and women’s services. Additional components of our growth strategy include expanding our footprint through developing various outpatient access points, including surgery centers, rural outreach, freestanding emergency departments and walk-in clinics.

Achieve Industry-Leading Performance in Clinical and Satisfaction Measures. Achieving high levels of patient safety, patient satisfaction and clinical quality are central goals of our business model. To achieve these goals, we have implemented a number of initiatives including infection reduction initiatives, hospitalist programs, advanced health information technology and evidence-based medicine programs. We routinely analyze operational practices from our best-performing hospitals to identify ways to implement organization-wide performance improvements and reduce clinical variation. We believe these initiatives will continue to improve patient care, help us achieve cost efficiencies, grow our revenues and favorably position us in an environment where our constituents are increasingly focused on quality, efficacy and efficiency.

Recruit and Employ Physicians to Meet Need for High Quality Health Services. We depend on the quality and dedication of the health care providers and other team members who serve at our facilities. We believe a critical component of our growth strategy is our ability to successfully recruit and strategically collaborate with physicians and other professionals to provide high quality care. We attract and retain physicians by providing high quality, convenient facilities with advanced technology, by expanding our specialty services and by building our outpatient operations. We believe our continued investment in the employment, recruitment and retention of physicians will improve the quality of care at our facilities.

Continue to Leverage Our Scale and Market Positions to Enhance Profitability. We believe there is significant opportunity to continue to grow the profitability of our company by fully leveraging the scale and scope of our franchise. We are currently pursuing next generation performance improvement initiatives such as contracting for services on a multistate basis and expanding our support infrastructure for additional clinical and support functions, such as physician credentialing, medical transcription and electronic medical recordkeeping. We believe our centrally managed business processes and ability to leverage cost-saving practices across our extensive network will enable us to continue to manage costs effectively. We have created a subsidiary, Parallon Business Solutions, to leverage key components of our support infrastructure, including revenue cycle management, health care group purchasing, supply chain management and staffing functions, by offering these services to other hospital companies.

Selectively Pursue a Disciplined Development Strategy. We continue to believe there are significant growth opportunities in our markets. We will continue to provide financial and operational resources to successfully execute on our in-market opportunities. To complement our in-market growth agenda, we intend to focus on selectively developing and acquiring new hospitals, outpatient facilities and other health care service providers. We believe the challenges faced by the hospital industry may spur consolidation and we believe our size, scale, national presence and access to capital will position us well to participate in any such consolidation. We have a strong record of successfully acquiring and integrating hospitals and entering into joint ventures and intend to continue leveraging this experience.

Recent Developments

On December 6, 2012, the Board of Directors of HCA Holdings, Inc. declared a cash distribution of $2.00 per share of its outstanding common stock to be paid to stockholders of record as of December 17, 2012 with a payment date of December 21, 2012 (the “December 2012 Distribution”).

On December 6, 2012, HCA Holdings, Inc. issued $1.000 billion aggregate principal amount of 6.25% senior notes due 2021 (the “December 2012 offering”).

On January 24, 2013, a Missouri state court judge ruled in favor of a nonprofit health foundation in a lawsuit against HCA. In the case, the plaintiff alleged that HCA did not make the full level of capital expenditures and uncompensated care agreed to in connection with HCA’s purchase of hospitals from Health Midwest in 2003. The central issues in the case concerned whether the original parties to the contract intended for construction of new hospitals and facilities to count towards the five-year capital commitments, and whether the capital expenditure commitments were met in a timely fashion. The Court agreed with the plaintiff’s position on those issues, and awarded $162 million, which the Court concluded represented the minimum amount by which HCA fell short of making timely capital commitments. The Court also ordered a full, court-supervised accounting of capital expenditures, as well as of expenditures on charity and uncompensated care during the ten years following the purchase. Should the accounting fail to satisfy the Court concerning HCA’s compliance with its capital and charity care commitments, the amount of the judgment award could substantially increase. HCA recorded $175 million of legal claim costs in the fourth quarter of 2012 related to this ruling; however, the Company plans to appeal the ruling.

On February 5, 2013, we announced our results of operations for the quarter and year ended December 31, 2012. For the year ended December 31, 2012, we generated revenues of $33.013 billion, net income attributable to HCA Holdings, Inc. of $1.605 billion and Adjusted EBITDA of $6.531 billion. As of December 31, 2012, we operated 162 hospitals and 112 freestanding surgery centers. For further information regarding these results, see “Recent Developments.”

Upon completion of this offering, we will no longer qualify as a “controlled company” under applicable New York Stock Exchange listing standards and will be required to appoint a board of directors comprised of a majority of independent members within one year.

Corporate Reorganization

On November 22, 2010, HCA Inc. reorganized by creating a new holding company structure (the “Corporate Reorganization”), pursuant to which HCA Holdings, Inc. became the new parent company, and HCA Inc. became HCA Holdings, Inc.’s wholly owned direct subsidiary. As part of the Corporate Reorganization, HCA Inc.’s outstanding shares of capital stock were automatically converted, on a share for share basis, into identical shares of HCA Holdings, Inc.’s common stock, and HCA Holdings, Inc. became a guarantor but did not assume the debt of HCA Inc.’s outstanding secured notes and is not subject to the covenants contained in the indentures governing such secured notes.

Through our predecessors, we commenced operations in 1968. HCA Inc. was incorporated in Nevada in January 1990 and reincorporated in Delaware in September 1993. HCA Holdings, Inc. was incorporated in Delaware in October 2010. Our principal executive offices are located at One Park Plaza, Nashville, Tennessee 37203, and our telephone number is (615) 344-9551.

THE OFFERING

The following summary of the offering contains basic information about the offering and the common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a complete understanding of the common stock, please refer to the section of the accompanying prospectus entitled “Description of Capital Stock.”

Common stock offered by the selling stockholders	50,000,000 shares.

Common stock outstanding as of January 31, 2013	443,609,800 shares.

Use of Proceeds	We will not receive any proceeds from this sale of shares of common stock by the selling stockholders.

Dividend Policy	In February 2012, our Board of Directors declared a distribution to the Company’s stockholders and holders of certain vested stock awards, which was paid on February 29, 2012 to holders of record on

February 16, 2012. The distribution declared was $2.00 per share and vested stock award (subject to limitations for certain awards), or approximately $1 billion in the aggregate. During October 2012, our Board of Directors declared a distribution to the Company’s stockholders and holders of certain vested stock awards, which was paid on November 16, 2012 to holders of record on November 2, 2012. The distribution declared was $2.50 per share and vested stock award (subject to limitations for certain awards), or approximately $1.2 billion in the aggregate. In addition, on December 6, 2012, our Board of Directors declared an additional distribution to the Company’s stockholders and holders of certain vested stock awards of $2.00 per share and vested stock award (subject to limitations for certain awards), or approximately $1 billion in the aggregate, which was paid on December 21, 2012 to holders of record on December 17, 2012. Any decision to declare and pay dividends in the future will be made at the discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our Board of Directors may deem relevant. See “Dividend Policy.”

New York Stock Exchange symbol	“HCA”

Conflicts of Interest	The underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us for which they received or will receive customary fees and expenses.

RISK FACTORS

You should consider carefully all of the information set forth and incorporated by reference in this prospectus supplement and, in particular, should evaluate the specific factors set forth and incorporated by reference in the section entitled “Risk Factors” for an explanation of certain risks of investing in our shares of common stock, including risks related to our industry and business.

Unless we indicate otherwise or the context requires, all information in this prospectus does not reflect (1) 40,406,900 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $11.65 per share as of January 31, 2013, of which 31,660,400 were then exercisable and (2) 4,402,500 shares underlying restricted stock units held by our directors and employees as of January 31, 2013, 4,200 of which were then vested.

SUMMARY FINANCIAL DATA

The following table sets forth our summary financial and operating data as of and for the periods indicated. The financial data as of December 31, 2011 and 2010 and for the years ended December 31, 2011, 2010 and 2009 have been derived from our consolidated financial statements incorporated by reference into this prospectus supplement, which have been audited by Ernst & Young LLP. The financial data as of December 31, 2009 have been derived from our consolidated financial statements audited by Ernst & Young LLP that are not included or incorporated by reference herein.

The summary financial data as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011 have been derived from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement. The summary financial data as of September 30, 2011 have been derived from our unaudited condensed consolidated financial statements that are not included or incorporated by reference herein. The unaudited financial data presented have been prepared on a basis consistent with our audited consolidated financial statements. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

The summary financial and operating data should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes thereto and our unaudited condensed consolidated financial statements and the related notes thereto incorporated by reference into this prospectus supplement.

	Years ended December 31,			Nine months ended September 30,
	2011	2010	2009	2012	2011
				(unaudited)
	(dollars in millions)
Income Statement Data:
Revenues before provision for doubtful accounts	$32,506	$30,683	$30,052	$27,245	$24,077
Provision for doubtful accounts	2,824	2,648	3,276	2,666	2,164

Revenues	29,682	28,035	26,776	24,579	21,913

Salaries and benefits	13,440	12,484	11,958	11,224	9,948
Supplies	5,179	4,961	4,868	4,216	3,833
Other operating expenses	5,470	5,004	4,724	4,496	4,017
Electronic health record incentive income	(210)	—	—	(256)	(90)
Equity in earnings of affiliates	(258)	(282)	(246)	(26)	(217)
Depreciation and amortization	1,465	1,421	1,425	1,254	1,078
Interest expense	2,037	2,097	1,987	1,336	1,572
Losses (gains) on sales of facilities	(142)	(4)	15	(4)	3
Gain on acquisition of controlling interest in equity investment	(1,522)	—	—	—	—
Impairments of long-lived assets	—	123	43	—	—
Losses on retirement of debt	481	—	—	—	481
Termination of management agreement	181	—	—	—	181

	26,121	25,804	24,774	22,240	20,806

Income before income taxes	3,561	2,231	2,002	2,339	1,107
Provision for income taxes	719	658	627	760	307

Net income	2,842	1,573	1,375	1,579	800
Net income attributable to noncontrolling interests	377	366	321	288	270

Net income attributable to HCA Holdings, Inc.	$2,465	$1,207	$1,054	$1,291	$530

	Years ended December 31,			Nine months ended September 30,
	2011	2010	2009	2012	2011
				(unaudited)
	(dollars in millions)
Income Statement Data: (continued)
Earnings per Share:
Basic	$5.17	$2.83	$2.48	$2.94	$1.08
Diluted	$4.97	$2.76	$2.44	$2.81	$1.04
Cash dividends declared per share	$—	$9.43	$—	$2.00	$—
Weighted Average Shares (in thousands):
Basic	476,609	426,424	425,567	439,441	489,924
Diluted	495,943	437,347	432,227	458,822	509,583
Statement of Cash Flows Data:
Cash flows provided by operating activities	$3,933	$3,085	$2,747	$2,912	$2,546
Cash flows used in investing activities	(2,995)	(1,039)	(1,035)	(1,340)	(1,240)
Cash flows used in financing activities	(976)	(1,947)	(1,865)	(1,473)	(1,358)
Other Financial Data:
EBITDA(1)	$6,686	$5,383	$5,093	$4,641	$3,487
Adjusted EBITDA(1)	6,061	5,868	5,472	4,925	4,422
Capital expenditures	(1,679)	(1,325)	(1,317)	(1,268)	(1,170)
Ratio of earnings to fixed charges	2.59	1.97	1.91	2.57	1.64
Operating Data:(2)
Number of hospitals at end of period(3)	163	156	155	162	157
Number of freestanding outpatient surgical centers at end of period(3)	108	97	97	112	98
Number of licensed beds at end of period(4)	41,594	38,827	38,839	41,884	39,526
Weighted average licensed beds(5)	39,735	38,655	38,825	41,801	39,310
Admissions(6)	1,620,400	1,554,400	1,556,500	1,302,000	1,206,700
Equivalent admissions(7)	2,595,900	2,468,400	2,439,000	2,117,100	1,928,200
Average length of stay (days)(8)	4.8	4.8	4.8	4.7	4.8
Average daily census(9)	21,123	20,523	20,650	22,505	21,093
Occupancy(10)	53%	53%	53%	54%	54%
Emergency room visits(11)	6,143,500	5,706,200	5,593,500	5,126,600	4,579,100
Outpatient surgeries(12)	799,200	783,600	794,600	649,600	586,400
Inpatient surgeries(13)	484,500	487,100	494,500	379,700	361,000
Days revenues in accounts receivable(14)	53	50	50	51	49
Gross patient revenues(15)	$141,516	$125,640	$115,682	$121,829	$103,294
Outpatient revenues as a percentage of patient revenues(16)	37%	36%	39%	38%	37%
Balance Sheet Data:
Cash and cash equivalents	$373	$411	$312	$472	$359
Working capital(17)	1,679	2,650	2,264	1,411	2,422
Property, plant and equipment, net	12,834	11,352	11,427	12,960	11,645
Total assets	26,898	23,852	24,131	27,302	23,756
Total debt	27,052	28,225	25,670	26,933	26,596
Equity securities with contingent redemption rights	—	141	147	—	—
Stockholders’ deficit attributable to HCA Holdings, Inc.	(8,258)	(11,926)	(8,986)	(7,859)	(10,194)
Noncontrolling interests	1,244	1,132	1,008	1,296	1,132

Total stockholders’ deficit	(7,014)	(10,794)	(7,978)	(6,563)	(9,062)

(1)	EBITDA, a measure used by management to evaluate operating performance, is defined as net income attributable to HCA Holdings, Inc. plus (i) provision for income taxes, (ii) interest expense and (iii) depreciation and amortization. EBITDA is not a recognized term under generally accepted accounting principles (“GAAP”) and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and other debt service requirements. Management believes EBITDA is helpful to investors and our management in highlighting trends because EBITDA excludes the results of decisions outside the control of operating management and that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is defined as EBITDA, adjusted to exclude net income attributable to noncontrolling interests, losses (gains) on sales of facilities, gain on acquisition of controlling interest in equity investment, impairments of long-lived assets, losses on retirement of debt and termination of management agreement. We believe Adjusted EBITDA is an important measure that supplements discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon Adjusted EBITDA as the primary measure to review and assess operating performance of its hospital facilities and their management teams. Adjusted EBITDA target amounts are the performance measures utilized in our annual incentive compensation programs and are vesting conditions for a portion of our stock option grants. Management and investors review both the overall performance (GAAP net income attributable to HCA Holdings, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities and impairments of long-lived assets will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered an alternative to net income attributable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies. There may be additional adjustments to Adjusted EBITDA under our agreements governing our material debt obligations.

EBITDA and Adjusted EBITDA are calculated as follows:

	Years ended December 31,			Nine months ended September 30,
	2011	2010	2009	2012	2011
				(unaudited)
	(dollars in millions)
Net income attributable to HCA Holdings, Inc.	$2,465	$1,207	$1,054	$1,291	$530
Provision for income taxes	719	658	627	760	307
Interest expense	2,037	2,097	1,987	1,336	1,572
Depreciation and amortization	1,465	1,421	1,425	1,254	1,078

EBITDA	6,686	5,383	5,093	4,641	3,487

Net income attributable to noncontrolling interests(i)	377	366	321	288	270
Losses (gains) on sales of facilities(ii)	(142)	(4)	15	(4)	3
Gain on acquisition of controlling interest in equity investment (iii)	(1,522)	—	—	—	—
Impairments of long-lived assets(iv)	—	123	43	—	—
Losses on retirement of debt(v)	481	—	—	—	481
Termination of management agreement(vi)	181	—	—	—	181

Adjusted EBITDA	$6,061	$5,868	$5,472	$4,925	$4,422

(i)	Represents the add-back of net income attributable to noncontrolling interests.

(ii)	Represents the add-back of losses and elimination of gains on sales of facilities.

(iii)	Represents the elimination of gain on acquisition of controlling interest in equity investment.

(iv)	Represents the add-back of impairments of long-lived assets.

(v)	Represents the add-back of losses on retirement of debt.

(vi)	Represents the add-back of termination of management agreement.

(2)	The operating data set forth in this table includes only those facilities that are consolidated for financial reporting purposes.

(3)	Excludes facilities that are not consolidated (accounted for using the equity method) for financial reporting purposes.

(4)	Licensed beds are those beds for which a facility has been granted approval to operate from the applicable state licensing agency.

(5)	Represents the average number of licensed beds, weighted based on periods owned.

(6)	Represents the total number of patients admitted to our hospitals and is used by management and certain investors as a general measure of inpatient volume.

(7)

Equivalent admissions are used by management and certain investors as a general measure of combined inpatient and outpatient volume. Equivalent admissions are computed by multiplying admissions (inpatient volume) by the sum of gross inpatient revenues and gross outpatient revenues and then dividing the resulting amount by gross inpatient revenues. The equivalent admissions computation “equates” outpatient revenues to the volume measure (admissions) used to measure inpatient volume, resulting in a general measure of combined inpatient and outpatient volume.

(8)	Represents the average number of days admitted patients stay in our hospitals.

(9)	Represents the average number of patients in our hospital beds each day.

(10)	Represents the percentage of hospital licensed beds occupied by patients. Both average daily census and occupancy rate provide measures of the utilization of inpatient rooms.

(11)	Represents the number of patients treated in our emergency rooms.

(12)	Represents the number of surgeries performed on patients who were not admitted to our hospitals. Pain management and endoscopy procedures are not included in outpatient surgeries.

(13)	Represents the number of surgeries performed on patients who have been admitted to our hospitals. Pain management and endoscopy procedures are not included in inpatient surgeries.

(14)	Revenues per day is calculated by dividing the revenues for the period by the days in the period. Days revenues in accounts receivable is then calculated as accounts receivable, net of the allowance for doubtful accounts, at the end of the period divided by revenues per day.

(15)	Gross patient revenues are based upon our standard charge listing. Gross charges/revenues typically do not reflect what our hospital facilities are paid. Gross charges/revenues are reduced by the provision for doubtful accounts, contractual adjustments, discounts and charity care to determine reported revenues.

(16)	Represents the percentage of patient revenues related to patients who are not admitted to our hospitals.

(17)	We define working capital as current assets minus current liabilities.

RISK FACTORS

You should carefully consider the Risk Factors set forth below as well as the other information contained or incorporated by reference in this prospectus supplement before investing in our shares of common stock. This prospectus supplement contains forward-looking statements that involve risk and uncertainties. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

Our stock price could be extremely volatile and, as a result, you may not be able to resell your shares at or above the price you paid for them.

Since our initial public offering in March 2011, the price of our common stock, as reported by the New York Stock Exchange, has ranged from a low of $17.03 on August 9, 2011 to a high of $39.60 on February 5, 2013. In addition, the stock market in general has been highly volatile. As a result, the market price of our common stock is likely to be similarly volatile, and investors in our common stock may experience a decrease, which could be substantial, in the value of their stock, including decreases unrelated to our operating performance or prospects, and could lose part or all of their investment. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including those included in, or incorporated by reference to, this prospectus supplement and the accompanying prospectus and others such as:

•	quarterly variations in our results of operations;

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those of our competitors;

•	additions or departures of key management personnel;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	announcements by us, our competitors or our vendors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	announcements by third parties or governmental entities of significant claims or proceedings against us;

•	new laws and governmental regulations applicable to the health care industry, including the Health Reform Law;

•	a default under the agreements governing our indebtedness;

•	future sales of our common stock by us, directors, executives and significant stockholders; and

•	changes in domestic and international economic and political conditions and regionally in our markets.

Furthermore, the stock market has recently experienced extreme volatility that, in some cases, has been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.

If we or our existing investors sell additional shares of our common stock after this offering, the market price of our common stock could decline.

The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market after this offering, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. As of January 31, 2013, we had 443,609,800 shares of common stock outstanding, of which approximately 47% were freely tradable on the New York Stock Exchange. After giving effect to this offering approximately 58% of our shares of common stock outstanding would be freely tradable on the New York Stock Exchange.

We and Hercules Holding II, LLC (“Hercules Holding”), our directors and certain of our executive officers and affiliates of, or funds sponsored by, Bain Capital Partners, LLC (“Bain Capital”), Kohlberg Kravis Roberts & Co. (“KKR”) and HCA founder Dr. Thomas F. Frist, Jr. (collectively, the “Investors”) have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 45 days after the date of this prospectus supplement without first obtaining the written consent of the underwriters, subject to certain exceptions. In addition, pursuant to stockholders agreements, we have granted certain stockholders the right to cause us, in certain instances, at our expense, to file registration statements under the Securities Act of 1933, as amended (the “Securities Act”) covering resales of our common stock held by them or to piggyback on a registration statement in certain circumstances. These rights will not be able to be exercised during the 45-day restricted period described above. As of January 31, 2013, these shares collectively represent approximately 40% of our outstanding common stock following this offering. These shares also may be sold pursuant to Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates. As restrictions on resale end or if these stockholders exercise their registration rights, the market price of our stock could decline if the holders of restricted shares sell them or are perceived by the market as intending to sell them. Further, the lock-up agreements described above will not prohibit certain of our executive officers from entering into Rule 10b5-1 plans during the 45-day period referred to above.

As of January 31, 2013, 443,609,800 shares of our common stock were outstanding, 31,660,400 shares were issuable upon the exercise of outstanding vested stock options under our stock incentive plans, 13,149,100 shares were subject to outstanding unvested stock options and restricted stock units under our stock incentive plans and 36,952,900 shares are reserved for future grant under our stock incentive plans. Shares acquired upon the exercise of vested options under our stock incentive plan are eligible for resale at any time. Sales of a substantial number of shares of our common stock following the vesting of outstanding stock options could cause the market price of our common stock to decline.

Some provisions of Delaware law and our governing documents could discourage a takeover that stockholders may consider favorable.

In addition to the Investors’ ownership of a significant percentage of our common stock, Delaware law and provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws could make it difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. For example, our amended and restated certificate of incorporation authorizes our Board of Directors to determine the rights, preferences, privileges and restrictions of unissued preferred stock, without any vote or action by our stockholders. As a result, our Board could authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock or with other terms that could impede the completion of a merger, tender offer or other takeover attempt. In addition, as described under “Description of Capital Stock — Delaware Anti-Takeover Statutes” in the accompanying prospectus, we are subject to certain provisions of Delaware law that may discourage potential acquisition proposals and may delay, deter or prevent a change of control of our company, including through transactions, and, in particular, unsolicited transactions, that some or all of our stockholders might consider to be desirable. As a result, efforts by our stockholders to change the direction or management of our company may be unsuccessful.

If you purchase shares in this offering, you will suffer immediate and substantial dilution.

As of September 30, 2012, our net tangible book value deficit per share was $(27.84). If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution in the pro forma net tangible book value of your stock because the price that you pay will be substantially greater than the net tangible book value per share of the shares you acquire. You will experience additional dilution upon the exercise of options and warrants to purchase our common stock, including those options currently outstanding and those granted in the future, and the issuance of restricted stock or other equity awards under our stock incentive plans. To the extent we raise additional capital by issuing equity securities, our stockholders will experience substantial additional dilution.

The Investors will continue to have significant influence over us after this offering, including in connection with decisions that require the approval of stockholders, which could limit your ability to influence the outcome of key transactions, including a change of control.

Upon completion of this offering, we will no longer qualify as a “controlled company” under applicable New York Stock Exchange listing standards and will be required to appoint a board of directors comprised of a majority of independent members within one year, which will necessitate a transition in our existing governance structure. However, through their investment in Hercules Holding, the Investors are expected to continue to have an indirect interest in approximately 39% of our common stock after the completion of this offering. In addition, representatives of the Investors will have the right to designate certain of the members of our Board of Directors. As a result, the Investors potentially have the ability to influence or effectively control our decisions to enter into any corporate transaction (and the terms thereof) and the ability to prevent any change in the composition of our Board of Directors and any transaction that requires stockholder approval regardless of whether others believe that such change or transaction is in our best interests.

Additionally, Bain Capital and KKR are in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. One or more of these entities may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

USE OF PROCEEDS

We will not receive any proceeds from this sale of shares in this offering by the selling stockholders.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the New York Stock Exchange and is traded under the symbol “HCA”. There was no established public trading market for our common stock after our merger that occurred on November 17, 2006 until our IPO on March 10, 2011. At the close of business on January 31, 2013, there were 1,046 holders of record of our shares of common stock. The last reported price of our common stock on the New York Stock Exchange on February 8, 2013 was $37.22 per share.

The following table sets forth for the periods indicated the high and low reported sale prices per share for our common stock, as reported on the New York Stock Exchange:

	High	Low
2011
First Quarter (from March 10, 2011)	$34.57	$30.36
Second Quarter	$35.37	$30.75
Third Quarter	$34.92	$17.03
Fourth Quarter	$26.86	$17.43

2012
First Quarter	$29.30	$20.33
Second Quarter	$31.39	$24.09
Third Quarter	$33.55	$23.91
Fourth Quarter	$34.32	$27.92

2013
First Quarter (through February 8, 2013)	$39.60	$30.65

DIVIDEND POLICY

On February 3, 2012, our Board of Directors declared a distribution to the Company’s stockholders and holders of certain vested stock awards, which was paid on February 29, 2012 to holders of record on February 16, 2012. The distribution declared was $2.00 per share and vested stock award (subject to limitations for certain awards), or approximately $1 billion in the aggregate.

On October 23, 2012, our Board of Directors declared a distribution to the Company’s stockholders and holders of certain vested stock awards, which was paid on November 16, 2012 to holders of record on November 2, 2012. The distribution declared was $2.50 per share and vested stock award (subject to limitations for certain awards), or approximately $1.2 billion in the aggregate.

On December 6, 2012, our Board of Directors declared an additional distribution to the Company’s stockholders and holders of certain vested stock awards of $2.00 per share and vested stock award (subject to limitations for certain awards), or approximately $1 billion in the aggregate, which was paid on December 21, 2012 to holders of record on December 17, 2012.

Any decision to declare and pay dividends in the future will be made at the discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our Board of Directors may deem relevant. In addition, our ability to pay dividends is limited by covenants in our senior secured credit facilities and in the indentures governing certain of our notes and may be limited by any future indebtedness we or our subsidiaries incur.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, current liabilities and our consolidated capitalization as of September 30, 2012. Because we are not receiving any of the net proceeds from this offering, our capitalization will not be affected by this offering. You should read this information together with “Summary-Summary Financial Data” and our historical consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 24, 2012 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed with the SEC on November 6, 2012, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

As of September 30, 2012 (unaudited) (dollars in millions)
Cash and cash equivalents	$472

Current liabilities (1)	$5,861

Long-term debt (2)	$25,182

Common stock $0.01 par; authorized 1,800,000,000 shares; outstanding 441,383,000 shares	4
Capital in excess of par value	1,680
Accumulated other comprehensive loss	(440)
Retained deficit	(9,103)

Stockholders’ deficit attributable to HCA Holdings, Inc.	(7,859)
Noncontrolling interests	1,296

Total stockholders’ deficit (1)	(6,563)

Total capitalization	$18,619

(1)	Does not reflect (i) the October 2012 declaration by our Board of Directors of a distribution of $2.50 per share and vested stock award (subject to limitations for certain awards), or approximately $1.2 billion in the aggregate, which was paid on November 16, 2012 to holders of record on November 2, 2012 and (ii) the December 2012 Distribution.

(2)	Does not reflect the issuance of (i) $1,250,000,000 aggregate principal amount of HCA Inc.’s 5.875% Senior Notes due 2023, guaranteed on a senior unsecured basis by HCA Holdings, Inc., completed on October 23, 2012, (ii) $1,250,000,000 aggregate principal amount of HCA Inc.’s 4.75% Senior Secured Notes due 2023, guaranteed on a senior unsecured basis by HCA Holdings, Inc. and on a senior secured basis by certain of its subsidiaries, completed on October 23, 2012 and (iii) $1,000,000,000 aggregate principal amount of HCA Holdings, Inc. 6.25% Senior Notes due 2021 completed on December 6, 2012.

RECENT DEVELOPMENTS

The following tables set forth our summary financial and other data at the dates and for the periods indicated. The summary financial data as of December 31, 2012 and for the quarters and years ended December 31, 2012 and 2011 have been derived from our unaudited condensed consolidated financial statements not included in this prospectus supplement and is subject to revision based on the completion of the accounting and financial reporting process necessary to finalize our financial statements as of and for the periods ended December 31, 2012. The results of operations for these periods are not necessarily indicative of the results to be expected for any future period.

The summary financial and other data should be read in conjunction with “Summary—Summary Financial Data” included in this prospectus supplement and with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited consolidated financial statements and the related notes thereto and our unaudited condensed consolidated financial statements and the related notes thereto incorporated by reference into this prospectus supplement.

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

Fourth Quarter

(Dollars in millions, except per share amounts)

(Unaudited)

	2012		2011
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$9,538		$8,429
Provision for doubtful accounts	1,104		660

Revenues	8,434	100.0%	7,769	100.0%

Salaries and benefits	3,865	45.8	3,492	44.9
Supplies	1,501	17.8	1,346	17.3
Other operating expenses	1,552	18.4	1,453	18.7
Electronic health record incentive income	(80)	(0.9)	(120)	(1.5)
Equity in earnings of affiliates	(10)	(0.1)	(41)	(0.5)
Depreciation and amortization	425	4.9	387	5.0
Interest expense	462	5.5	465	6.0
Gains on sales of facilities	(11)	(0.1)	(145)	(1.9)
Legal claim costs	175	2.1	—	—
Gain on acquisition of controlling interest in equity investment	—	—	(1,522)	(19.6)

	7,879	93.4	5,315	68.4

Income before income taxes	555	6.6	2,454	31.6
Provision for income taxes	128	1.5	412	5.3

Net income	427	5.1	2,042	26.3
Net income attributable to noncontrolling interests	113	1.4	107	1.4

Net income attributable to HCA Holdings, Inc.	$314	3.7	$1,935	24.9

Diluted earnings per share	$0.68		$4.25
Shares used in computing diluted earnings per share (000)	461,131		455,460
Comprehensive income attributable to HCA Holdings, Inc.	$297		$1,919

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Years Ended December 31, 2012 and 2011

(Dollars in millions, except per share amounts)

(Unaudited)

	2012		2011
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$36,783		$32,506
Provision for doubtful accounts	3,770		2,824

Revenues	33,013	100.0%	29,682	100.0%

Salaries and benefits	15,089	45.7	13,440	45.3
Supplies	5,717	17.3	5,179	17.4
Other operating expenses	6,048	18.3	5,470	18.5
Electronic health record incentive income	(336)	(1.0)	(210)	(0.7)
Equity in earnings of affiliates	(36)	(0.1)	(258)	(0.9)
Depreciation and amortization	1,679	5.1	1,465	4.9
Interest expense	1,798	5.4	2,037	6.9
Gains on sales of facilities	(15)	—	(142)	(0.5)
Legal claim costs	175	0.5	—	—
Gain on acquisition of controlling interest in equity investment	—	—	(1,522)	(5.1)
Losses on retirement of debt	—	—	481	1.6
Termination of management agreement	—	—	181	0.6

	30,119	91.2	26,121	88.0

Income before income taxes	2,894	8.8	3,561	12.0
Provision for income taxes	888	2.7	719	2.4

Net income	2,006	6.1	2,842	9.6
Net income attributable to noncontrolling interests	401	1.2	377	1.3

Net income attributable to HCA Holdings, Inc.	$1,605	4.9	$2,465	8.3

Diluted earnings per share	$3.49		$4.97
Shares used in computing diluted earnings per share (000)	459,403		495,943
Comprehensive income attributable to HCA Holdings, Inc.	$1,588		$2,453

HCA Holdings, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

(Unaudited)

	Fourth Quarter		For the Years Ended December 31,
	2012	2011	2012	2011
Revenues	$8,434	$7,769	$33,013	$29,682

Net income attributable to HCA Holdings, Inc.	$314	$1,935	$1,605	$2,465
Gains on sales of facilities (net of tax)	(6)	(84)	(9)	(80)
Legal claim costs (net of tax)	110	—	110	—
Gain on acquisition of controlling interest in equity investment (net of tax)	—	(1,424)	—	(1,424)
Losses on retirement of debt (net of tax)	—	—	—	303
Termination of management agreement (net of tax)	—	—	—	149

Net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities, legal claim costs, gain on acquisition of controlling interest in equity investment, losses on retirement of debt and termination of management agreement (a)	418	427	1,706	1,413
Depreciation and amortization	425	387	1,679	1,465
Interest expense	462	465	1,798	2,037
Provision for income taxes	188	253	947	769
Net income attributable to noncontrolling interests	113	107	401	377

Adjusted EBITDA (a)	$1,606	$1,639	$6,531	$6,061

Diluted earnings per share:
Net income attributable to HCA Holdings, Inc.	$0.68	$4.25	$3.49	$4.97
Gains on sales of facilities	(0.01)	(0.18)	(0.02)	(0.16)
Legal claim costs	0.24	—	0.24	—
Gain on acquisition of controlling interest in equity investment	—	(3.13)	—	(2.87)
Losses on retirement of debt	—	—	—	0.61
Termination of management agreement	—	—	—	0.30

Net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities, legal claim costs, gain on acquisition of controlling interest in equity investment, losses on retirement of debt and termination of management agreement (a)	$0.91	$0.94	$3.71	$2.85

Shares used in computing diluted earnings per share (000)	461,131	455,460	459,403	495,943

(a)	Net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities, legal claim costs, gain on acquisition of controlling interest in equity investment, losses on retirement of debt and termination of management agreement and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities, legal claim costs, gain on acquisition of controlling interest in equity investment, losses on retirement of debt and termination of management agreement and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities, legal claim costs, gain on acquisition of controlling interest in equity investment, losses on retirement of debt and termination of management agreement and Adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including; net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities, legal claim costs, gain on acquisition of controlling interest in equity investment, losses on retirement of debt and termination of management agreement and GAAP net income attributable to HCA Holdings, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that gains on sales of facilities and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities, legal claim costs, gain on acquisition of controlling interest in equity investment, losses on retirement of debt and termination of management agreement and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities, legal claim costs, gain on acquisition of controlling interest in equity investment, losses on retirement of debt and termination of management agreement and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities, legal claim costs, gain on acquisition of controlling interest in equity investment, losses on retirement of debt and termination of management agreement and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

(Unaudited)

	December 31, 2012	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$705	$472	$373
Accounts receivable, net	4,672	4,598	4,533
Inventories	1,086	1,052	1,054
Deferred income taxes	385	322	594
Other	915	828	679

Total current assets	7,763	7,272	7,233

Property and equipment, at cost	29,527	29,145	28,075
Accumulated depreciation	(16,342)	(16,185)	(15,241)

	13,185	12,960	12,834

Investments of insurance subsidiaries	515	473	548
Investments in and advances to affiliates	104	103	101
Goodwill and other intangible assets	5,539	5,460	5,251
Deferred loan costs	290	266	290
Other	679	768	641

	$28,075	$27,302	$26,898

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,768	$1,585	$1,597
Accrued salaries	1,120	1,027	965
Other accrued expenses	1,849	1,498	1,585
Long-term debt due within one year	1,435	1,751	1,407

Total current liabilities	6,172	5,861	5,554

Long-term debt	27,495	25,182	25,645
Professional liability risks	973	962	993
Income taxes and other liabilities	1,776	1,860	1,720

EQUITY (DEFICIT)
Stockholders’ deficit attributable to HCA Holdings, Inc.	(9,660)	(7,859)	(8,258)
Noncontrolling interests	1,319	1,296	1,244

Total deficit	(8,341)	(6,563)	(7,014)

	$28,075	$27,302	$26,898

HCA Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

For the Years Ended December 31, 2012 and 2011

(Dollars in millions)

(Unaudited)

	2012	2011
Cash flows from operating activities:
Net income	$2,006	$2,842
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities	(3,663)	(2,953)
Provision for doubtful accounts	3,770	2,824
Depreciation and amortization	1,679	1,465
Income taxes	96	912
Gains sales of facilities	(15)	(142)
Legal claim costs	175	—
Gain on acquisition of controlling interest in equity investment	—	(1,522)
Losses on retirement of debt	—	481
Amortization of deferred loan costs	62	70
Share-based compensation	56	26
Pay-in-kind interest	—	(78)
Other	9	8

Net cash provided by operating activities	4,175	3,933

Cash flows from investing activities:
Purchase of property and equipment	(1,862)	(1,679)
Acquisition of hospitals and health care entities	(258)	(1,682)
Disposition of hospitals and health care entities	30	281
Change in investments	16	80
Other	11	5

Net cash used in investing activities	(2,063)	(2,995)

Cash flows from financing activities:
Issuance of long-term debt	4,850	5,500
Net change in revolving credit facilities	(685)	(449)
Repayment of long-term debt	(2,441)	(6,640)
Distributions to noncontrolling interests	(401)	(378)
Payment of debt issuance costs	(62)	(92)
Issuance of common stock	—	2,506
Distributions to stockholders	(3,148)	(31)
Repurchase of common stock	—	(1,503)
Income tax benefits	174	63
Other	(67)	48

Net cash used in financing activities	(1,780)	(976)

Change in cash and cash equivalents	332	(38)
Cash and cash equivalents at beginning of period	373	411

Cash and cash equivalents at end of period	$705	$373

Interest payments	$1,723	$1,987
Income tax payments (refunds), net	$618	$(256)

HCA Holdings, Inc.

Operating Statistics

	Fourth Quarter		For the Years Ended December 31,
	2012	2011	2012	2011
Operations:
Number of Hospitals	162	163	162	163
Number of Freestanding Outpatient Surgery Centers	112	108	112	108
Licensed Beds at End of Period	41,804	41,594	41,804	41,594
Weighted Average Licensed Beds	41,777	40,994	41,795	39,735

Reported:
Admissions	438,700	413,700	1,740,700	1,620,400
% Change	6.0%		7.4%
Equivalent Admissions	715,000	667,700	2,832,100	2,595,900
% Change	7.1%		9.1%
Revenue per Equivalent Admission	$11,795	$11,636	$11,657	$11,434
% Change	1.4%		2.0%
Inpatient Revenue per Admission	$11,470	$11,508	$11,475	$11,330
% Change	-0.3%		1.3%
Patient Days	2,076,200	1,951,600	8,242,600	7,709,900
% Change	6.4%		6.9%
Equivalent Patient Days	3,384,200	3,149,400	13,410,700	12,351,200
% Change	7.5%		8.6%
Inpatient Surgery Cases	126,800	123,500	506,500	484,500
% Change	2.6%		4.5%
Outpatient Surgery Cases	224,000	212,800	873,600	799,200
% Change	5.2%		9.3%
Emergency Room Visits	1,785,400	1,564,400	6,912,000	6,143,500
% Change	14.1%		12.5%
Outpatient Revenues as a Percentage of Patient Revenues	38.7%	37.5%	38.1%	37.0%
Average Length of Stay	4.7	4.7	4.7	4.8
Occupancy	54.0%	51.7%	53.9%	53.2%
Equivalent Occupancy	88.0%	83.5%	87.7%	85.2%

Same Facility:
Admissions	413,500	396,400	1,641,900	1,593,400
% Change	4.3%		3.0%
Equivalent Admissions	667,700	635,800	2,650,000	2,544,700
% Change	5.0%		4.1%
Revenue per Equivalent Admission	$11,545	$11,485	$11,421	$11,385
% Change	0.5%		0.3%
Inpatient Revenue per Admission	$11,309	$11,426	$11,321	$11,315
% Change	-1.0%		0.1%
Inpatient Surgery Cases	118,400	117,400	473,200	473,800
% Change	0.9%		-0.1%
Outpatient Surgery Cases	199,000	195,500	779,100	771,900
% Change	1.8%		0.9%
Emergency Room Visits	1,684,100	1,494,200	6,525,900	6,011,700
% Change	12.7%		8.6%

Results of Operations

Fourth quarter 2012 revenues increased to $8.434 billion compared to $7.769 billion in the prior year’s fourth quarter. Revenue growth was primarily driven by increased patient utilization at the Company’s facilities and the financial consolidation (effective November 1, 2011) of our HealthONE joint venture. On a consolidated basis, equivalent admissions increased 7.1 percent, while admissions increased 6.0 percent compared to the prior year period.

Patient volume trends in the fourth quarter were strong, and same facility equivalent admissions increased 5.0 percent. Same facility admissions increased 4.3 percent and same facility emergency room visits increased 12.7 percent in the fourth quarter compared to the prior year period.

On January 24, 2013, a Missouri judge ruled in favor of a nonprofit health foundation in a lawsuit against HCA Inc. In the case, the plaintiff alleged that HCA Inc. did not make the full level of capital expenditures and uncompensated care agreed to in connection with its purchase of hospitals from Health Midwest in 2003. HCA Inc. recorded $175 million of legal claim costs in the fourth quarter of 2012 related to this ruling; however, the Company plans to appeal the ruling.

Net income attributable to HCA Holdings, Inc. totaled $314 million, or $0.68 per diluted share, compared to $1.935 billion, or $4.25 per diluted share, in the fourth quarter of 2011. Results for the fourth quarter of 2012 include pretax legal claim costs of $175 million, or $0.24 per diluted share, and pretax gains on sales of facilities of $11 million, or $0.01 per diluted share. Results for the fourth quarter of 2011 include a pretax gain on the acquisition of a controlling interest in an equity investment of $1.522 billion, or $3.13 per diluted share, and pretax gains on sales of facilities of $145 million, or $0.18 per diluted share. The Company’s effective tax rate in the fourth quarter of 2011 was favorably impacted by the majority of the gain associated with the acquisition of the controlling interest in the equity investment being nontaxable.

For the fourth quarter of 2012, Adjusted EBITDA totaled $1.606 billion, compared to $1.639 billion in the previous year. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Holdings, Inc. to Adjusted EBITDA is included in this prospectus supplement.

Year Ended December 31, 2012

Revenues for the year ended December 31, 2012 totaled $33.013 billion compared to $29.682 billion in 2011. Net income attributable to HCA Holdings, Inc. in 2012 was $1.605 billion, or $3.49 per diluted share, compared to $2.465 billion, or $4.97 per diluted share, in 2011. Results for the year ended December 31, 2012 include a net favorable Medicare settlement of $188 million to revenues, $170 million to Adjusted EBITDA and $0.22 per diluted share and pretax legal claim costs of $175 million, or $0.24 per diluted share. Results also include pretax gains on sales of facilities of $15 million, or $0.02 per diluted share. Results for the year ended December 31, 2011 include a pretax gain on the acquisition of a controlling interest in an equity investment of $1.522 billion, or $2.87 per diluted share, pretax gains on sales of facilities of $142 million, or $0.16 per diluted share, pretax losses on the retirement of debt of $481 million, or $0.61 per diluted share, and a pretax charge for termination of management agreement of $181 million, or $0.30 per diluted share. Adjusted EBITDA for 2012 totaled $6.531 billion compared to $6.061 billion in 2011.

Balance Sheet and Cash Flow

As of December 31, 2012, HCA Holdings, Inc.’s balance sheet reflected cash and cash equivalents of $705 million, total debt of $28.930 billion, and total assets of $28.075 billion. During the fourth quarter, capital expenditures totaled $594 million, excluding acquisitions, compared to $509 million in the previous year’s fourth quarter. HCA’s debt-to-Adjusted EBITDA ratio at December 31, 2012 was 4.4x compared to 4.5x at December 31, 2011. Net cash provided by operating activities totaled $1.263 billion compared to $1.387 billion in the fourth quarter of 2011.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain United States federal income and estate tax consequences to a non-U.S. holder (as defined below) of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset.

Except as modified for estate tax purposes, a “non-U.S. holder” means a beneficial owner of our common stock (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations, rulings and judicial decisions, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address any United States tax consequences other than United States federal income and estate tax consequences (such as gift taxes and the Medicare tax on certain investment income) and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes (or a partner therein)). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If any entity classified as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership considering an investment in our common stock, you should consult your own tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal tax consequences to you of the purchase, ownership or disposition of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Distributions

Any distributions on our common stock will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock (determined on a share by share basis), but not below zero, and then will be treated as gain from the sale of stock (as discussed below).

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of the dividend. United States federal withholding tax generally is imposed on the gross amount of a distribution, due to the difficulty of determining whether we have sufficient earnings and profits to cause the distribution to be a dividend for United States federal income tax purposes. Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States are generally not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are generally subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise). Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on any effectively connected earnings and profits, subject to adjustments.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Disposition of Our Common Stock

Any gain realized on the sale, exchange or other taxable disposition of our common stock generally will not be subject to United States federal income or withholding tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition of our common stock or the non-U.S. holders holding period of our common stock.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on any gain derived from the disposition on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code (unless an applicable income tax treaty provides otherwise), and if such non-U.S. holder is a foreign corporation, it may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits, subject to adjustments, or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States (unless an applicable income tax treaty provides otherwise).

We believe we are not and do not currently anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes. If, however, we are or become a “United States real property holding corporation,” so long as our common stock is regularly traded on an established securities market, only a non-U.S. holder who actually or constructively holds or held (at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period) more than 5% of our common stock will be subject to United States federal income tax on the disposition of our common stock. You should consult your own advisor about the consequences that could result if we are, or become, a “United States real property holding corporation.”

Federal Estate Tax

Common stock owned (or treated as owned) by an individual who is not a citizen or resident of the Unites States (as specifically defined for United States federal estate tax purposes) at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to United States federal estate tax.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends on our common stock paid to such holder and the amount of tax, if any, withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or agreement.

A non-U.S. holder will be subject to backup withholding (currently at a rate of 28%) for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Additional Withholding Requirements

Under legislation enacted in 2010 and administrative guidance, a 30% United States federal withholding tax may apply to dividends paid after December 31, 2013, and the gross proceeds from a disposition of our common stock occurring after December 31, 2016, in each case paid to (i) a “foreign financial institution” (as specifically defined in the legislation), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States “account” holders (as specifically defined in the legislation) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. Non-U.S. holders should consult their own tax advisors regarding this legislation and whether it may be relevant to their ownership and disposition of our common stock.

SELLING STOCKHOLDERS

The following table sets forth, for each selling stockholder, the name, the number of shares of common stock beneficially owned as of January 31, 2013, the number of shares of common stock being offered pursuant to this prospectus supplement and the number of shares of common stock that will be beneficially owned immediately after the offering contemplated by this prospectus supplement.

A person is a “beneficial owner” of a security if that person has or shares voting or investment power over the security or if he has the right to acquire beneficial ownership within 60 days of January 31, 2013. Unless otherwise noted, these persons may be contacted at our executive offices and, to our knowledge, have sole voting and investment power over the shares listed. Percentage computations are based on 443,609,800 shares of our common stock outstanding as of January 31, 2013.

Name of Selling Stockholder	Shares owned before the offering			Shares of common stock being offered		Shares owned after the offering
	Number	Percentage				Number	Percentage
Hercules Holding II, LLC	223,966,819	50.5%		49,691,767	(1)	174,275,052	39.3%
Boston Foundation, Inc.(3)	16,539		*	16,539	(2)	—	—
Combined Jewish Philanthropies of Greater Boston, Inc.(4)	199,753		*	199,753	(2)	—	—
Crimson Lion Foundation(5)	15,946		*	15,946	(2)	—	—
Fidelity Investments Charitable Gift Fund(6)	69,069		*	69,069	(2)	—	—
Tyler Charitable Foundation(7)	6,926		*	6,926	(2)	—	—

*	Indicates less than 1%

(1)	Hercules Holding holds 223,966,819 shares, or approximately 50.5%, of our outstanding common stock. Hercules Holding is held by a private investor group, including affiliates of Bain Capital and KKR, and affiliates of our founder Dr. Thomas F. Frist, Jr., including Mr. Thomas F. Frist III and Mr. William R. Frist, who serve as directors. Messrs. John P. Connaughton, Christopher R. Gordon and Stephen G. Pagliuca serve as directors and are affiliated with Bain Capital, whose affiliated funds may be deemed to have indirect beneficial ownership of 73,907,893 shares, or 16.7%, of our outstanding common stock (with 23,576,519 of such shares to be sold in the offering) through their interests in Hercules Holding. Messrs. Michael W. Michelson, James C. Momtazee and Kenneth W. Freeman serve as directors and are affiliated with KKR, which indirectly holds 74,216,122 shares, or 16.7%, of our outstanding common stock (with 23,884,751 of such shares to be sold in the offering) through the interests of certain of its affiliated funds in Hercules Holding. Thomas F. Frist III and William R. Frist may each be deemed to indirectly, beneficially hold 68,912,031 shares, or 15.5%, of our outstanding common stock (with no such shares to be sold in the offering) through their interests in Hercules Holding. Each of such persons, other than Hercules Holding, disclaims membership in any such group and disclaims beneficial ownership of these securities, except to the extent of its pecuniary interest therein. The principal office addresses of Hercules Holding are c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, MA 02116; c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025; and c/o Dr. Thomas F. Frist, Jr., 3100 West End Ave., Suite 500, Nashville, TN 37203.

(2)	Represents shares received by such entities as a result of charitable contributions made by certain individuals associated with Bain Capital prior to the offering.

(3)	The address of Boston Foundation, Inc. is 75 Arlington Street, Boston, MA 02116.

(4)	The address of Combined Jewish Philanthropies of Greater Boston, Inc. is 126 High Street, Boston, MA 02110.

(5)	The address of Crimson Lion Foundation is 31 St. James Ave. Suite 740, Boston, MA 02116.

(6)	The address of Fidelity Investments Charitable Gift Fund is 200 Seaport Boulevard, ZE7, Boston, MA 02210.

(7)	The address of Tyler Charitable Foundation is c/o R. Bradford Malt, Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, MA 02199.

UNDERWRITING

We and the selling stockholders have entered into an underwriting agreement with Citigroup Global Markets Inc. and Barclays Capital Inc. as the joint book-running managers and underwriters. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to the underwriter, and the underwriters have agreed, jointly and severally, to purchase 50,000,000 shares of common stock.

The underwriters have agreed to purchase the shares of common stock from the selling stockholders at a price of $35.87 per share, which will result in $1.7935 billion of proceeds to the selling stockholders before expenses. The underwriters may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers. The underwriters propose to offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by the underwriters and subject to the underwriters’ right to reject any order in whole or in part. The underwriters may effect such transactions by selling shares of common stock to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal. The underwriters are committed to purchase all the common shares offered by the selling stockholders if they purchase any shares.

Sales of shares made outside of the United States may be made by affiliates of the underwriters.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $575,000.

A prospectus supplement in electronic format may be made available on the web sites maintained by the underwriters, or one or more selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters to the selling group members that may make Internet distributions on the same basis as other allocations.

We and the selling stockholders have agreed to indemnify each underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and to contribute to payments the underwriters may be required to make in respect of those liabilities.

We, our directors and certain of our executive officers and Hercules Holding each have entered into lock-up agreements and have agreed with the underwriters not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 45 days after the date of this prospectus without first obtaining the written consent of Citigroup Global Markets Inc. and Barclays Capital Inc. Specifically, we, our directors and certain of our executive officers and Hercules Holding each have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the lock-up agreement or for which the person executing the lock-up agreement later acquires the power of disposition.

Our common shares are listed on the New York Stock Exchange under the symbol “HCA.”

In connection with the offering, an underwriter may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by an underwriter of a greater number of shares than it is required to purchase in the offering. Such underwriter must close a short position created by short sales by purchasing shares in the open market. An underwriter is more likely to create a short position if the underwriter is concerned that, after pricing, there may be downward pressure on the price of the stock that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, stock made by an underwriter in the open market prior to the completion of the offering.

Similar to other purchase transactions, an underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. An underwriter may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that an underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and each of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and each of their affiliates have, from time-to-time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (Iceland, Norway and Liechtenstein in addition to member states of the European Union) which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) they have not made and will not make an offer of shares which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each underwriter has represented and agreed that:

(a)	they have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by they in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the United Arab Emirates

This offering has not been approved or licensed by the Central Bank of the United Arab Emirates (“UAE”), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the DFSA, a regulatory authority of the Dubai International Financial Centre (DIFC). This offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The shares may not be offered to the public in the UAE and/or any of the free zones.

The shares may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the common shares has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a) you confirm and warrant that you are either:

(i) a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii) a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii) a person associated with the company under section 708(12) of the Corporations Act; or

(iv) a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b) you warrant and agree that you will not offer any of the common shares for resale in Australia within 12 months of that common shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in Chile

The shares are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus supplement and other offering materials relating to the offer of the shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York, and Robert A. Waterman, Senior Vice President, General Counsel and Chief Labor Relations Officer of HCA Holdings, Inc. Certain regulatory matters will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain legal matters in connection with the offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York. An investment vehicle comprised of several partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others own interests representing less than 1% of the capital commitments of the KKR Millennium Fund, L.P. and KKR 2006 Fund L.P.

EXPERTS

The consolidated financial statements of HCA Holdings, Inc., as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, incorporated in this prospectus supplement by reference to HCA Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of HCA Holdings, Inc.’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and HCA Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

HCA Holdings, Inc. files certain reports with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. HCA Holdings, Inc. is an electronic filer, and the SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information filed electronically. Our website address is www.hcahealthcare.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, HCA Holdings, Inc.’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, together with all other materials HCA Holdings, Inc. files with or furnish to the SEC, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this prospectus supplement, and is therefore not incorporated by reference unless such information is specifically referenced elsewhere in this prospectus supplement.

You should rely only upon the information provided or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information provided or incorporated by reference in this prospectus supplement is accurate as of any date other than the date of this prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the shares of common stock by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus.

This prospectus supplement incorporates by reference the documents listed below that HCA Holdings, Inc. has previously filed with the SEC. These documents contain important information about us. Any information referred to in this way is considered part of this prospectus supplement from the date HCA Holdings, Inc. filed that document.

We incorporate by reference the documents listed below:

•	HCA Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011 (SEC File No. 001-11239);

•	HCA Holdings, Inc.’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2012, June 30, 2012 and September 30, 2012 (SEC File No. 001-11239);

•

HCA Holdings, Inc.’s Current Reports on Form 8-K, filed on February 6, 2012, February 13, 2012, February 14, 2012, February 16, 2012, April 4, 2012, April 26, 2012, April 30, 2012, May 18, 2012, October 22, 2012, October 23, 2012, October 26, 2012, December 6, 2012, December 14, 2012, February 5, 2013 and February 11, 2013 (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein); and

•

All documents filed by HCA Holdings, Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering to which this prospectus supplement relates (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

In reviewing any agreements incorporated by reference, please remember that they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about HCA Inc. or HCA Holdings, Inc. The agreements may contain representations and warranties by HCA Inc. or HCA Holdings, Inc. which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

We will provide without charge to each person, including a beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents, at no cost, by writing or calling us at the following address or telephone number:

Corporate Secretary

HCA Holdings, Inc.

One Park Plaza

Nashville, Tennessee 37203

(615) 344-9551

Prospectus

HCA Holdings, Inc.

HCA Inc.

Common Stock

Preferred Stock

Debt Securities

HCA Holdings, Inc. and/or one or more selling stockholders may offer and sell shares of our common stock from time to time in amounts, at prices and on terms that will be determined at the time of any such offering.

HCA Holdings, Inc. may, from time to time, offer to sell preferred stock in amounts, at prices and on terms that will be determined at the time of any such offering.

HCA Holdings, Inc. may, from time to time, offer to sell debt securities, which may or may not be guaranteed by one or more of the subsidiaries identified in this prospectus.

HCA Inc. may, from time to time, offer to sell debt securities, which would be guaranteed by HCA Holdings, Inc. and may or may not be guaranteed by one or more of the subsidiaries identified in this prospectus.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific terms of these securities, including their offering prices, in prospectus supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any prospectus supplement before you invest.

HCA Holdings, Inc. common stock is listed on the New York Stock Exchange under the symbol “HCA.” On December 7, 2012, the reported last sale price on the New York Stock Exchange for our common stock was $33.76 per share.

These securities may be offered and sold to or through one or more underwriters, dealers and agents or directly to purchasers or through a combination of these methods, on a continuous or delayed basis. You can find additional information about our plan of distribution for the securities under the heading “Plan of Distribution” beginning on page 27 of this prospectus. We will also describe the plan of distribution for any particular offering of these securities in the prospectus supplement. This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement.

Investing in our securities involves risks. You should consider the risk factors described in any accompanying prospectus supplement or any documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated December 10, 2012

You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus and any prospectus supplement or in any such free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process. Under this shelf registration process, we and/or one or more selling stockholders may, from time to time, sell in one or more offerings any of our securities described in this prospectus.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus.

You should carefully read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information” and “Incorporation By Reference.”

As used herein, unless otherwise stated or indicated by context, references to (i) “HCA Holdings, Inc.” refer to HCA Holdings, Inc., parent of HCA Inc., and its affiliates and (ii) the “Company,” “HCA,” “we,” “our” or “us” refer to HCA Inc. and its affiliates prior to the Corporate Reorganization (as defined herein) and to HCA Holdings, Inc. and its affiliates upon the consummation of the Corporate Reorganization. The term “affiliates” means direct and indirect subsidiaries and partnerships and joint ventures in which such subsidiaries are partners. The terms “facilities” or “hospitals” refer to entities owned and operated by affiliates of HCA and the term “employees” refers to employees of affiliates of HCA. With respect to debt securities, the term “issuer” means either HCA Holdings, Inc. or HCA Inc. depending on which registrant is offering the debt securities. The term “issuers” is a collective reference to HCA Holdings, Inc. and HCA Inc.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov.

We also make available, free of charge, on or through our Internet web site (http://www.hcahealthcare.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and, if applicable amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Please note, however, that we have not incorporated any other information by reference from our Internet web site, other than the documents listed under the heading “Incorporation by Reference.”

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and the documents incorporated by reference herein at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet web site referenced above.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

This prospectus incorporates by reference the documents listed below that HCA Holdings, Inc. has previously filed with the SEC. These documents contain important information about us. Any information referred to in this way is considered part of this prospectus from the date HCA Holdings, Inc. filed that document.

We incorporate by reference the documents listed below:

•	HCA Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011 (SEC File No. 001-11239);

•	HCA Holdings, Inc.’s Quarterly Reports on Form 10-Q for the period ended March 31, 2012, June 30, 2012 and September 30, 2012 (SEC File No. 001-11239);

•

HCA Holdings, Inc.’s Current Reports on Form 8-K, filed on February 6, 2012, February 13, 2012, February 14, 2012, February 16, 2012, April 4, 2012, April 26, 2012, April 30, 2012, May 18, 2012, October 22, 2012, October 23, 2012, October 26, 2012 and December 6, 2012 (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein); and

•

All documents filed by HCA Holdings, Inc. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering to which this prospectus supplement relates (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

In reviewing any agreements incorporated by reference, please remember that they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about HCA Inc. or HCA Holdings, Inc. The agreements may contain representations and warranties by HCA Inc. or HCA Holdings, Inc. which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

We will provide without charge to each person to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents, at no cost, by writing or calling us at the following address or telephone number:

Corporate Secretary

HCA Holdings, Inc.

One Park Plaza

Nashville, Tennessee 37203

(615) 344-9551

FORWARD-LOOKING STATEMENTS

Some of the information included or incorporated by reference in this prospectus and the applicable prospectus supplement contain “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include statements regarding estimated electronic health record (“EHR”) incentive income and related EHR operating expenses, expected capital expenditures and expected net claim payments and all other statements that do not relate solely to historical or current facts and can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the effects related to the enactment and implementation of the Budget Control Act of 2011 (“BCA”) and the outcome of pending government negotiations related to avoiding the “fiscal cliff” which would result from the BCA’s automatic spending reductions that include cuts to Medicare payments and tax increases beginning in federal fiscal year 2013, and the effects related to cuts to physicians’ Medicare reimbursement if Congress does not override the scheduled reductions related to the Medicare Sustainable Growth Rate, (3) the effects related to the enactment and implementation of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Health Reform Law”), the possible enactment of additional federal or state health care reforms and possible changes to the Health Reform Law and other federal, state or local laws or regulations affecting the health care industry, (4) increases in the amount and risk of collectibility of uninsured accounts and deductibles and copayment amounts for insured accounts, (5) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (6) possible changes in the Medicare, Medicaid and other state programs, including Medicaid upper payment limit programs or waiver programs, that may impact reimbursements to health care providers and insurers, (7) the highly competitive nature of the health care business, (8) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under managed care agreements, the ability to enter into and renew managed care provider agreements on acceptable terms and the impact of consumer driven health plans and physician utilization trends and practices, (9) the efforts of insurers, health care providers and others to contain health care costs, (10) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (11) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (12) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (13) changes in accounting practices, (14) changes in general economic conditions nationally and regionally in our markets, (15) future divestitures which may result in charges and possible impairments of long-lived assets, (16) changes in business strategy or development plans, (17) delays in receiving payments for services provided, (18) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (19) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (20) our ongoing ability to demonstrate meaningful use of certified electronic health record technology and recognize income for the related Medicare or Medicaid incentive payments, and (21) other risk factors disclosed under “Risk Factors” and elsewhere in or incorporated by reference in this prospectus and the applicable prospectus supplement. As a consequence, current plans, anticipated actions and future financial position and results of operations may differ from those expressed in any forward-looking statements made by us or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this prospectus and the applicable prospectus supplement, which forward-looking statements reflect management’s views only as of the date of this prospectus. We do not undertake any obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OUR COMPANY

We are the largest non-governmental hospital operator in the U.S. and a leading comprehensive, integrated provider of health care and related services. We provide these services through a network of acute care hospitals, outpatient facilities, clinics and other patient care delivery settings. As of September 30, 2012, we operated a diversified portfolio of 162 hospitals (with approximately 41,900 beds) and 112 freestanding surgery centers across 20 states throughout the U.S. and in England. As a result of our efforts to establish significant market share in large and growing urban markets with attractive demographic and economic profiles, we currently have a substantial market presence in 14 of the top 25 fastest growing markets with populations greater than 500,000 in the U.S. and currently maintain the first or second position, based on inpatient admissions, in many of our key markets. We believe our ability to successfully position and grow our assets in attractive markets and execute our operating plan has contributed to the strength of our financial performance over the last several years. For the nine months ended September 30, 2012, we generated revenues of $24.579 billion, net income attributable to HCA Holdings, Inc. of $1.291 billion and Adjusted EBITDA of $4.925 billion.

Our patient-first strategy is to provide high quality health care services in a cost-efficient manner. We intend to build upon our history of profitable growth by maintaining our dedication to quality care, increasing our presence in key markets through organic expansion and strategic acquisitions and joint ventures, leveraging our scale and infrastructure, and further developing our physician and employee relationships. We believe pursuing these core elements of our strategy helps us develop a faster-growing, more stable and more profitable business and increases our relevance to patients, physicians, payers and employers.

Using our scale, significant resources and over 40 years of operating experience, we have developed a significant management and support infrastructure. Some of the key components of our support infrastructure include a revenue cycle management organization, a health care group purchasing organization, an information technology and services provider, a nurse staffing agency and a medical malpractice insurance underwriter. These shared services have helped us to maximize our cash collection efficiency, achieve savings in purchasing through our scale, more rapidly deploy information technology upgrades, more effectively manage our labor pool and achieve greater stability in malpractice insurance premiums. Collectively, these components have helped us to further enhance our operating effectiveness, cost efficiency and overall financial results. We have also created a subsidiary, Parallon Business Solutions, that offers certain of these component services to other health care companies.

Since the founding of our business in 1968 as a single-facility hospital company, we have demonstrated an ability to consistently innovate and sustain growth during varying economic and regulatory climates. Under the leadership of an experienced senior management team, whose tenure at HCA averages approximately 20 years, we have established an extensive record of providing high quality care, profitably growing our business, making and integrating strategic acquisitions and efficiently and strategically allocating capital spending.

On November 17, 2006, HCA Inc. was acquired by a private investor group, including affiliates of or funds sponsored by Bain Capital Partners, LLC (“Bain Capital”), Kohlberg Kravis Roberts & Co. (“KKR”) and HCA founder Dr. Thomas F. Frist, Jr., a group we collectively refer to as the “Investors,” and by members of management and certain other investors. We refer to the merger, the financing transactions related to the merger and other related transactions collectively as the “Recapitalization.”

On November 22, 2010, HCA Inc. reorganized by creating a new holding company structure (the “Corporate Reorganization”), pursuant to which HCA Holdings, Inc. became the parent company of HCA Inc., and HCA Inc. became HCA Holdings, Inc.’s wholly-owned direct subsidiary. As part of the Corporate Reorganization, HCA Inc.’s outstanding shares of capital stock were automatically converted, on a share for share basis, into identical shares of HCA Holdings, Inc.’s common stock, and HCA Holdings, Inc. became a guarantor but did not assume the debt of HCA Inc.’s outstanding secured notes and is not subject to the covenants contained in the indentures governing such secured notes.

RISK FACTORS

Our business is subject to numerous risks, including those that are generally associated with operating in the health care industry. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2011, as well as any risk factors we may describe in any subsequent periodic reports or information we file with the SEC. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

USE OF PROCEEDS

Except as otherwise set forth in a prospectus supplement, we intend to use the net proceeds from sales of the securities for general corporate purposes, which may include the following: refunding, repurchasing, retiring upon maturity or redeeming existing debt; funding for working capital; capital expenditures; repurchases of our capital stock; and strategic investments and acquisitions. We will not receive any proceeds from sales of securities by selling stockholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical ratio of our earnings to our fixed charges for the periods indicated.

The following table sets forth our historical ratios of earnings available for fixed charges to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	Nine Months Ended		Year Ended December 31,
	September 30, 2012	September 30, 2011	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges(1)	2.57	1.64	2.59	1.97	1.91	1.52	1.57

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings represents earnings before income tax expense, and net income attributable to noncontrolling interests, plus fixed charges; and fixed charges include: (a) interest expense; (b) amortization of capitalized expenses related to debt; and (c) the portion of rental expense which management believes is representative of the interest component of rent expense.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws as currently in effect. We also refer you to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capital

As of November 30, 2012 our authorized capital stock consisted of 1,800,000,000 shares of common stock, par value $.01 per share, of which 442,917,300 shares were issued and outstanding, and 200,000,000 shares of preferred stock, of which no shares are issued and outstanding. As of November 30, there were 1,021 holders of record of our common stock.

Common Stock

Voting Rights.    Under the terms of the Amended and Restated Certificate of Incorporation, each holder of the common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote and present in person or by proxy at any annual meeting of stockholders are able to elect all of the directors standing for election, if they should so choose.

Dividends.    Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Board of Directors out of legally available assets or funds.

Liquidation.    In the event of our liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights and Preferences.    Holders of common stock have no preemptive or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate in the future.

Preferred Stock

The Amended and Restated Certificate of Incorporation authorizes our Board of Directors, without further action by the stockholders, to issue up to 200,000,000 shares of preferred stock, par value $.01 per share, in one or more classes or series, to establish from time to time the number of shares to be included in each such class or series, to fix the rights, powers and preferences of the shares of each such class or series and any qualifications, limitations, or restrictions thereon.

Board of Directors

The Amended and Restated Certificate of Incorporation provides for a Board of Directors of not less than three members, the exact number to be determined from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office. The Amended and Restated Certificate of Incorporation provides that directors will be elected to hold office for a term expiring at the next annual meeting of stockholders and until a successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. Newly created directorships and vacancies may be filled, so long as there is at least one remaining director, only by the Board of Directors.

Amendment to Bylaws

The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Board of Directors is expressly authorized to make, alter, amend, change, add to or repeal the Bylaws of the Company by the affirmative vote of a majority of the total number of directors then in office. Prior to the Trigger Date (as defined below), any amendment, alteration, change, addition or repeal of the Bylaws of the Company by the stockholders of the Company will require the affirmative vote of the holders of a majority of the outstanding shares of the Company entitled to vote on such amendment, alteration, change, addition or repeal. On or following the Trigger Date, any amendment, alteration, change, addition or repeal of the Bylaws of the Company by the stockholders of the Company shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of the Company, voting together as a class, entitled to vote on such amendment, alteration, change, addition or repeal.

For purposes of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, (i) “Trigger Date” is defined as the first date on which Hercules Holding II, LLC (“Hercules Holding”) (or its successor) ceases, or in the event of a liquidation, or other distribution of shares of common stock by, of Hercules Holding, the Equity Sponsors (as defined below) and their affiliates, collectively, cease, to beneficially own (directly or indirectly) shares representing a majority of the then issued and outstanding common stock of the Company (it being understood that the retention of either direct or indirect beneficial ownership of a majority of the then issued and outstanding shares of common stock by Hercules Holding (or its successor) or the Equity Sponsors and their affiliates, as applicable, shall mean that the Trigger Date has not occurred) and (ii) the “Equity Sponsors” shall mean each of Bain Capital, KKR, BAML Capital Partners, Citigroup, Bank of America Corporation, and Dr. Thomas F. Frist Jr. and their respective affiliates, subsidiaries, successors and assignees (other than the Company and its subsidiaries).

Special Meetings of Stockholders

The Amended and Restated Certificate of Incorporation provides that special meetings of stockholders of the Company may be called only by either the Board of Directors, pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office, or by the Chairman of the Board or the Chief Executive Officer of the Company; provided that, prior to the Trigger Date, special meetings of stockholders of the Company may also be called by the secretary of the Company at the request of the holders of a majority of the outstanding shares of common stock.

Action on Written Consent

Pursuant to the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, prior to the Trigger Date, stockholders are able to take action by written consent; however, following the Trigger Date, any action required or permitted to be taken at an annual or special meeting of stockholders of the Company may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

Corporate Opportunities

The Amended and Restated Certificate of Incorporation provides that we renounce any interest or expectancy of the Company in the business opportunities of the Investors and of their officers, directors, agents, shareholders, members, partners, affiliates and subsidiaries and each such party shall not have any obligation to offer us those opportunities unless presented to a director or officer of the Company in his or her capacity as a director or officer of the Company.

Amendment to Amended and Restated Certificate of Incorporation

The Amended and Restated Certificate of Incorporation provides that on or following the Trigger Date, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all outstanding shares of the Company entitled to vote generally in the election of directors, voting together in a single class, is required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with certain specified provisions of the Amended and Restated Certificate of Incorporation.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Amended and Restated Bylaws provides that stockholders seeking to nominate candidates for election as directors or to bring business before an annual or special meeting of stockholders must provide timely notice of their proposal in writing to the secretary of the Company. Generally, to be timely, a stockholder’s notice must be delivered to, mailed or received at our principal executive offices, addressed to the secretary of the Company, and within the following time periods:

•

in the case of an annual meeting, no earlier than 120 days and no later than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that if (A) the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, or (B) no annual meeting was held during the preceding year, to be timely the stockholder notice must be received no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made; and

•

in the case of a nomination of a person or persons for election to the Board of Directors at a special meeting of the stockholders called for the purpose of electing directors, no earlier than 120 days before such special meeting and no later than the later of 90 days before such annual or special meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made.

In no event shall an adjournment, postponement or deferral, or public disclosure of an adjournment, postponement or deferral, of a meeting of the stockholders commence a new time period (or extend any time period) for the giving of the stockholder notice.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply as long as our common stock is listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholder of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Limitation on Directors’ Liability and Indemnification

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL grants each corporation organized thereunder the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made pursuant to Section 145(b) of the DGCL in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation, or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Our Amended and Restated Certificate of Incorporation indemnifies the directors and officers to the full extent of the DGCL and also allows the Board of Directors to indemnify all other employees. Such right of indemnification is not exclusive of any right to which such officer or director may be entitled as a matter of law and shall extend and apply to the estates of deceased officers and directors.

We maintain a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions that are normal and customary for policies of this type.

On November 1, 2009, we entered into an indemnification priority and information sharing agreement with the Equity Sponsors and certain of their affiliated funds to clarify the priority of advancement and indemnification obligations among us and any of our directors appointed by the Equity Sponsors and other related matters.

The foregoing summaries are subject to the complete text of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and the DGCL and are qualified in their entirety by reference thereto.

We believe that our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and insurance are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required or allowed by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions or any other provisions described in this prospectus, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Delaware Anti-Takeover Statutes

Certain Delaware law provisions may make it more difficult for someone to acquire us through a tender offer, proxy contest or otherwise.

Section 203 of the DGCL, provides that, subject to certain stated exceptions, an “interested stockholder” is any person (other than the corporation and any direct or indirect majority-owned subsidiary) who owns 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination, and the affiliates and associates of such person. A corporation may not engage in a business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder unless:

•	prior to such time the board of directors of the corporation approved either the business combination or transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

The effect of these provisions may make a change in control of our business more difficult by delaying, deferring or preventing a tender offer or other takeover attempt that a stockholder might consider in its best interest. This includes attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of the board of directors.

Transfer Agent and Registrar

Wells Fargo Shareowner Services is the transfer agent and registrar for our common stock.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “HCA.”

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

Please note that in this section entitled “Description of Debt Securities and Guarantees,” references to HCA Holdings, Inc. refer only to HCA Holdings, Inc. and not to any of its subsidiaries. References to HCA Inc. refer only to HCA Inc. and not to any of its subsidiaries. The term “issuer” means either HCA Holdings, Inc. or HCA Inc., depending on which registrant is offering the debt securities and the term “issuers” is a collective reference to HCA Holdings, Inc. and HCA Inc.

HCA Holdings, Inc. may issue debt securities. The debt securities will be HCA Holdings, Inc.’s unsubordinated and, unless otherwise expressly stated in the applicable prospectus supplement, unsecured obligations and may be issued in one or more series. HCA Inc. may also issue debt securities. The debt securities will be HCA Inc.’s unsubordinated and, unless otherwise expressly stated in the applicable prospectus supplement, unsecured obligations and may be issued in one or more series. The debt securities of any series of the applicable issuer may have the benefit of guarantees (each, a “Guarantee”), by one or more of its subsidiaries (each, a “Guarantor”). In the case of HCA Inc., the debt securities will be guaranteed by HCA Holdings, Inc., its direct parent. The Guarantees will be the unsubordinated and, unless otherwise expressly stated in the applicable prospectus supplement, unsecured obligations of the respective Guarantors. If so indicated in the applicable prospectus supplement, the issuers may issue debt securities that are secured by specified collateral or that have the benefit of one or more Guarantees that are secured by specified collateral. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term “guaranteed debt securities” means any debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by one or more Guarantors pursuant to the applicable indenture (as defined below); the term “secured debt securities” means any debt securities that, as described in the prospectus supplement relating thereto, are secured by collateral; the term “unsecured debt securities” means any debt securities that are not secured debt securities; and the term “debt securities” includes both unsecured debt securities and secured debt securities and both guaranteed and unguaranteed debt securities.

The debt securities issued by HCA Holdings, Inc. will be issued under one or more indentures, each to be entered into by HCA Holdings, Inc., one or more Guarantors, a trustee, registrar, paying agent and transfer agent and/or a collateral agent, as applicable. The debt securities issued by HCA Inc. will be issued under one or more indentures, each to be entered into by HCA Inc., HCA Holdings, Inc., one or more Guarantors, a trustee, registrar, paying agent and transfer agent and/or a collateral agent, as applicable. The trustee registrar, paying agent, transfer agent, collateral agent, calculation agent and/or foreign currency agent (collectively, the “agents”), as applicable, shall be named in the applicable prospectus supplement. Unless otherwise expressly stated in the applicable prospectus supplement, the issuers may issue both secured and unsecured debt securities under their respective indentures. Unless otherwise expressly stated or the context otherwise requires, references in this section to the “indenture” and the “trustee” refer to the applicable indenture pursuant to which any particular series of debt securities is issued and to the trustee under that indenture. The terms of any series of debt securities and, if applicable, any Guarantees of the debt securities of such series will be those specified in or pursuant to the applicable indenture and in the certificates evidencing that series of debt securities and those made part of the indenture by the Trust Indenture Act of 1939, as amended, or the “Trust Indenture Act of 1939.”

The following summary of selected provisions of the indentures, the debt securities and the Guarantees is not complete, and the summary of selected terms of a particular series of debt securities and, if applicable, the Guarantees of the debt securities of that series included in the applicable prospectus supplement also will not be complete. You should review the form of applicable indenture, the form of any applicable supplemental indenture and the form of certificate evidencing the applicable debt securities, which forms have been or will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents which have been or will be incorporated by reference in this prospectus. To obtain a copy of the form of indenture, the form of any such supplemental indenture or the form of certificate for any debt securities, see “Where You Can Find More Information” in this prospectus. The following summary and the summary in the applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the applicable indenture, any supplemental indenture and the certificates evidencing the applicable debt securities, which provisions, including defined terms, are incorporated by reference in this prospectus. Capitalized terms used in this section and not defined have the meanings assigned to those terms in the indenture.

The following description of debt securities describes general terms and provisions of a series of debt securities and, if applicable, the Guarantees of the debt securities of that series to which any prospectus supplement may relate. The debt securities may be issued from time to time in one or more series. The particular terms of each series that is offered by a prospectus supplement, including the issuer of the debt securities, will be described in the applicable prospectus supplement. If any particular terms of the debt securities or, if applicable, any Guarantees of the debt securities of that series or the applicable indenture described in a prospectus supplement differ from any of the terms described in this prospectus, the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

General

The indentures provide that the debt securities may be issued without limit as to aggregate principal amount, in one or more series, and in any currency or currency units, in each case as established from time to time in or under the authority granted by a resolution of the applicable Board of Directors or as established in one or more supplemental indentures. All debt securities of one series need not be issued at the same time, and may vary as to interest rate, maturity and other provisions and, unless otherwise provided, a series may be “reopened,” without the consent of the holders of the debt securities of that series, for issuance of additional debt securities of that series ranking equally with debt securities of that series and otherwise similar in all respects except for issue date and issue price. Please read the applicable prospectus supplement relating to the series of debt securities being offered for specific terms including, where applicable:

•	the title of the series of debt securities;

•	any limit on the aggregate principal amount of debt securities of the series;

•	the price or prices at which debt securities of the series will be issued;

•	the person to whom any interest on a debt security of the series shall be payable, if other than the person in whose name that debt security is registered on the applicable record date;

•	the date or dates on which the applicable issuer will pay the principal of and premium, if any, on debt securities of the series, or the method or methods, if any, used to determine those dates;

•	the rate or rates, which may be fixed or variable, at which debt securities of the series will bear interest, if any, or the method or methods, if any, used to determine those rates;

•	the basis used to calculate interest, if any, on the debt securities of the series if other than a 360-day year of twelve 30-day months;

•	the date or dates, if any, from which interest on the debt securities of the series will begin to accrue, or the method or methods, if any, used to determine those dates;

•	the dates on which the interest, if any, on the debt securities of the series will be payable and the record dates for the payment of interest;

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the place or places where amounts due on the debt securities of the series will be payable and where the debt securities of the series may be surrendered for registration of transfer and exchange, if other than the corporate trust office of the applicable trustee;

•	the terms and conditions, if any, upon which the applicable issuer may, at its option, redeem debt securities of the series;

•	the terms and conditions, if any, upon which the applicable issuer will repurchase or repay debt securities of the series at the option of the holders of debt securities of the series;

•	the terms of any sinking fund or analogous provision;

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if other than U.S. dollars, the currency in which the purchase price for the debt securities of the series will be payable, the currency in which payments on the debt securities of the series will be payable, and the ability, if any, of the applicable issuer or the holders of debt securities of the series to have payments made in any other currency or currencies;

•	any addition to, or modification or deletion of, any covenant or Event of Default with respect to debt securities of the series;

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whether any debt securities of the series will be issued in temporary or permanent global form (“global debt securities”) and, if so, the identity of the depositary for the global debt securities if other than The Depository Trust Company (“DTC”);

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if and under what circumstances the applicable issuer will pay additional amounts (“Additional Amounts”) on the debt securities of the series in respect of specified taxes, assessments or other governmental charges and, if so, whether the applicable issuer will have the option to redeem the debt securities of the series rather than pay the Additional Amounts;

•	the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid, if other than in the manner provided in the indenture;

•	the portion of the principal amount of the debt securities of the series which will be payable upon acceleration if other than the full principal amount;

•	the authorized denominations in which the debt securities of the series will be issued, if other than denominations of $2,000 and any integral multiples of $1,000;

•	the terms, if any, upon which debt securities of the series may be exchangeable for other property;

•	if the amount of payments on the debt securities of the series may be determined with reference to an index, formula or other method or methods and the method used to determine those amounts;

•	whether the debt securities of the series will be guaranteed by any Guarantors and, if so, the names of the Guarantors of the debt securities of the series and a description of the Guarantees;

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if the debt securities of the series or, if applicable, any Guarantees of those debt securities will be secured by any collateral and, if so, a general description of the collateral and of some of the terms of any related security, pledge or other agreements;

•	any listing of the debt securities on any securities exchange;

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any other terms of the debt securities of the series and, if applicable, any Guarantees of the debt securities (whether or not such other terms are consistent or inconsistent with any other terms of the indenture); and

•	the appointment of any agents, if other than the applicable trustee.

As used in this prospectus and any prospectus supplement relating to the offering of debt securities of any series, references to the principal of and premium, if any, and interest, if any, on the debt securities of the series include the payment of Additional Amounts, if any, required by the debt securities of the series to be paid in that context.

Debt securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement. Certain U.S. federal income tax considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

If the purchase price of any debt securities is payable in a foreign currency or if the principal of, or premium, if any, or interest, if any, on any debt securities is payable in a foreign currency, the specific terms of those debt securities and the applicable foreign currency will be specified in the prospectus supplement relating to those debt securities.

The terms of the debt securities of any series may differ from the terms of the debt securities of any other series, and the terms of particular debt securities within any series may differ from each other. Unless otherwise expressly provided in the prospectus supplement relating to any series of debt securities, the applicable issuer may, without the consent of the holders of the debt securities of any series, reopen an existing series of debt securities and issue additional debt securities of that series.

Unless otherwise described in a prospectus supplement relating to any series of debt securities and except to the limited extent set forth below under “— Merger, Consolidation and Sale of Assets,” the indentures do not contain any provisions that would limit the issuers’ ability or the ability of any of the respective issuer’s subsidiaries to incur indebtedness or other liabilities or that would afford holders of debt securities protection in the event of a business combination, takeover, recapitalization or highly leveraged or similar transaction involving the applicable issuer. Accordingly, an issuer and its subsidiaries may in the future enter into transactions that could increase the amount of its consolidated indebtedness and other liabilities or otherwise adversely affect its capital structure or credit rating without the consent of the holders of the debt securities of any series.

Registration, Transfer and Payment

Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will be issued in registered form only, without coupons.

Unless otherwise indicated in the applicable prospectus supplement, registered debt securities will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be payable and may be surrendered for registration of transfer or exchange and, if applicable, for conversion into or exchange for other securities or property, at an office or agency maintained by HCA Holdings, Inc. or HCA Inc., as applicable, in the United States of America. However, the applicable issuer, at its option, may make payments of interest on any registered debt security by check mailed to the address of the person entitled to receive that payment or by wire transfer to an account maintained by the payee with a bank located in the United States of America. Unless otherwise indicated in the applicable prospectus supplement, no service charge shall be made for any registration of transfer or exchange, redemption or repayment of debt securities, or for any conversion or exchange of debt securities for other securities or property, but the applicable issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with that transaction.

Unless otherwise indicated in the applicable prospectus supplement, the issuer will not be required to:

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issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series of like tenor and terms to be redeemed and ending at the close of business on the day of that selection;

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register the transfer of or exchange any registered debt security, or portion of any registered debt security, selected for redemption, except the unredeemed portion of any registered debt security being redeemed in part; or

•	issue, register the transfer of or exchange a debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be repaid.

Ranking of Debt Securities

The unsecured debt securities of each series of each issuer will be unsecured, unsubordinated obligations of the applicable issuer and will rank on a parity in right of payment with all of such issuer’s other unsecured and unsubordinated indebtedness. The secured debt securities of each series of each issuer will be unsubordinated obligations of the applicable issuer and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness of the applicable issuer, except that the secured debt securities of any series will effectively rank senior to unsecured and unsubordinated indebtedness of the applicable issuer in respect of claims against the collateral that is pledged to secure those secured debt securities.

The debt securities will be the exclusive obligations of the applicable issuer. Each issuer is a holding company, and substantially all of its respective consolidated assets are held and substantially all of its respective consolidated revenues are generated by its subsidiaries. Accordingly, the issuers’ cash flow and ability to service its indebtedness, including the debt securities, depend on the results of operations of its respective subsidiaries and upon the ability of its respective subsidiaries to provide cash to the applicable issuer, whether in the form of dividends, loans or otherwise, to pay amounts due on such issuer’s obligations, including the debt securities. The subsidiaries of each issuer are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the debt securities (except, in the case of any subsidiary that has guaranteed any debt securities, its obligations under its Guarantee of those debt securities for so long as that Guarantee remains in effect) or to make any funds available to the applicable issuer. Certain debt and security agreements entered into by certain of the issuers’ subsidiaries contain various restrictions, including restrictions on payments and loans by subsidiaries to the applicable issuer and the transfer by the subsidiaries to the applicable issuer of assets pledged as collateral under such agreements. In addition, dividends, loans or other distributions from subsidiaries to the applicable issuer may be subject to additional contractual and other restrictions, are dependent upon the results of operations of such subsidiaries and are subject to other business considerations.

The unsecured debt securities of the applicable issuer will be effectively subordinated to all of the existing and future secured indebtedness of such issuer to the extent of the value of the collateral securing that indebtedness. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the applicable issuer, the holders of such issuer’s secured indebtedness will be entitled to proceed directly against the collateral that secures that secured indebtedness, and such collateral will not be available for satisfaction of any amounts owed by the applicable issuer under its unsecured indebtedness, including the unsecured debt securities, until that secured indebtedness is satisfied in full. Unless otherwise provided in the applicable prospectus supplement, the indentures will not limit the issuers’ ability to incur secured indebtedness.

The unsecured debt securities of the issuers (other than any unsecured debt securities that have been guaranteed by any of such issuer’s subsidiaries for so long as the Guarantees of those debt securities remain in effect) will be effectively subordinated to all existing and future liabilities and preferred equity of the applicable issuer’s subsidiaries. These liabilities may include indebtedness, trade payables, other guarantees, lease obligations, swaps and letter of credit obligations. Therefore, the issuers’ rights and the rights of the issuers’ creditors, including the holders of unsecured debt securities, to participate in the assets of any subsidiary upon that subsidiary’s bankruptcy, liquidation, dissolution, reorganization or similar circumstances will be subject (except in the case of any subsidiary that has guaranteed any unsecured debt securities for so long as its Guarantee of those debt securities remains in effect) to the prior claims of the subsidiary’s creditors, except to the extent that an issuer may itself be a creditor with recognized claims against the subsidiary. However, even if an issuer is a creditor of one or more of its subsidiaries, its claims would still be effectively subordinate to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by the applicable issuer. Unless otherwise provided in the applicable prospectus supplement, the indentures will not limit the ability of any of the respective issuer’s subsidiaries to incur additional secured or unsecured indebtedness, guarantees or other liabilities.

Guarantees

The debt securities of any series of each issuer may be guaranteed by one or more of its subsidiaries and, in the case of HCA Inc., the debt securities will be guaranteed by HCA Holdings, Inc. The Guarantors of any series of guaranteed debt securities of each issuer may differ from the Guarantors of any other series of guaranteed debt securities of each issuer. In the event HCA Holdings, Inc. or HCA Inc., as applicable, issues a series of guaranteed debt securities, the specific Guarantors of the debt securities of that series will be identified in the applicable prospectus supplement.

If HCA Holdings, Inc. or HCA Inc., as applicable, issues a series of guaranteed debt securities, a description of some of the terms of Guarantees of those debt securities will be set forth in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, each Guarantor of the debt securities of such series will unconditionally guarantee the due and punctual payment of the principal of, and premium, if any, and interest, if any, on and any other amounts payable with respect to, each debt security of such series and the due and punctual performance of all of the applicable issuer’s other obligations under the applicable indenture with respect to the debt securities of such series, all in accordance with the terms of such debt securities and the applicable indenture.

Notwithstanding the foregoing, unless otherwise provided in the prospectus supplement relating to a series of guaranteed debt securities, the applicable indenture will contain provisions to the effect that the obligations of each Guarantor under its Guarantees and such indenture shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor, result in the obligations of such Guarantor under such Guarantees and such indenture not constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, there can be no assurance that, notwithstanding such limitation, a court would not determine that a Guarantee constituted a fraudulent conveyance or fraudulent transfer under applicable law. If that were to occur, the court could void the applicable Guarantor’s obligations under that Guarantee, subordinate that Guarantee to other debt and other liabilities of that Guarantor or take other action detrimental to holders of the debt securities of the applicable series, including directing the holders to return any payments received from the applicable Guarantor.

The applicable prospectus supplement relating to any series of guaranteed debt securities will specify other terms of the applicable Guarantees, which may include provisions that allow a Guarantor to be released from its obligations under its Guarantee under specified circumstances or that provide for one or more Guarantees to be secured by specified collateral.

Unless otherwise expressly stated in the applicable prospectus supplement, each Guarantee will be the unsubordinated and unsecured obligation of the applicable Guarantor and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness and guarantees of such Guarantor. Each Guarantee (other than a secured Guarantee) will be effectively subordinated to all existing and future secured indebtedness and secured guarantees of the applicable Guarantor to the extent of the value of the collateral securing that indebtedness and those guarantees. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any Guarantor that has provided an unsecured Guarantee of any debt securities, the holders of that Guarantor’s secured indebtedness and secured guarantees will be entitled to proceed directly against the collateral that secures that secured indebtedness or those secured guarantees, as the case may be, and such collateral will not be available for satisfaction of any amount owed by such Guarantor under its unsecured indebtedness and unsecured guarantees, including its unsecured Guarantees of any debt securities, until that secured debt and those secured guarantees are satisfied in full. Unless otherwise provided in the applicable prospectus supplement, the indentures will not limit the ability of any Guarantor to incur secured indebtedness or issue secured guarantees.

Unless otherwise expressly stated in the applicable prospectus supplement, each secured Guarantee will be an unsubordinated obligation of the applicable Guarantor and will rank on a parity in right of payment with all other unsecured and unsubordinated indebtedness and guarantees of such Guarantor, except that such secured Guarantee will effectively rank senior to such Guarantor’s unsecured and unsubordinated indebtedness and guarantees in respect of claims against the collateral securing that secured Guarantee.

Book-entry Debt Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities. Global debt securities will be deposited with, or on behalf of, a depositary which, unless otherwise specified in the applicable prospectus supplement relating to the series, will be DTC. Global debt securities may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

HCA Holdings, Inc. and HCA Inc. anticipate that global debt securities will be deposited with, or on behalf of, DTC and that global debt securities will be registered in the name of DTC’s nominee, Cede & Co. All interests in global debt securities deposited with, or on behalf of, DTC will be subject to the operations and procedures of DTC and, in the case of any interests in global debt securities held through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), the operations and procedures of Euroclear or Clearstream, Luxembourg, as the case may be, HCA Holdings, Inc. and HCA Inc. also anticipate that the following provisions will apply to the depository arrangements with respect to global debt securities. Additional or differing terms of the depository arrangements may be described in the applicable prospectus supplement.

DTC has advised the issuers that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to the DTC system is also available to others, sometimes referred to in this prospectus as indirect participants, that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. Indirect participants include securities brokers and dealers, banks and trust companies. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of the actual purchaser or beneficial owner of a debt security is, in turn, recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased the debt securities. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited. Those participants may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time. Redemption notices shall be sent to DTC or its nominee. If less than all of the debt securities of a series are being redeemed, DTC will reduce the amount of the interest of each direct participant in the debt securities under its procedures.

In any case where a vote may be required with respect to the debt securities of any series, neither DTC nor Cede & Co. will give consents for or vote the global debt securities. Under its usual procedures, DTC will mail an omnibus proxy to HCA Holdings, Inc. or HCA Inc., as applicable, after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the debt securities are credited on the record date identified in a listing attached to the omnibus proxy. Principal and premium, if any, and interest, if any, on the global debt securities will be paid to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payments on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of DTC’s direct and indirect participants and not of DTC, HCA Holdings, Inc., HCA Inc., any trustee or any underwriters or agents involved in the offering or sale of any debt securities. Payment of principal, premium, if any, and interest, if any, to DTC is HCA Holdings, Inc.’s or HCA Inc.’s, as applicable, responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, beneficial owners of interests in a global debt security will not be entitled to have debt securities registered in their names and will not receive physical delivery of debt securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the debt securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in global debt securities.

DTC is under no obligation to provide its services as depositary for the debt securities of any series and may discontinue providing its services at any time. Neither HCA Holdings, Inc., HCA Inc. nor any trustee nor any underwriters or agents involved in the offering or sale of any debt securities will have any responsibility for the performance by DTC or its participants or indirect participants under the rules and procedures governing DTC. As noted above, beneficial owners of interests in global debt securities generally will not receive certificates representing their ownership interests in the debt securities. However, if

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DTC notifies HCA Holdings, Inc. or HCA Inc., as applicable, that it is unwilling or unable to continue as a depositary for the global debt securities of any series or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 (if so required by applicable law or regulation) and a successor depositary for the debt securities of such series is not appointed within 90 days of the notification to HCA Holdings, Inc. or HCA Inc., as applicable, or of HCA Holdings, Inc. or HCA Inc., as applicable, becoming aware of DTC’s ceasing to be so registered, as the case may be,

•	HCA Holdings, Inc. or HCA Inc., as applicable, determines, in its sole discretion, not to have the debt securities of any series represented by one or more global debt securities, or

•	an Event of Default under the applicable indenture has occurred and is continuing with respect to the debt securities of any series,

HCA Holdings, Inc. or HCA Inc., as applicable, will prepare and deliver certificates for the debt securities of that series in exchange for beneficial interests in the global debt securities of that series. Any beneficial interest in a global debt security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for debt securities in definitive certificated form registered in the names and in the authorized denominations that the depositary shall direct. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global debt securities.

Clearstream, Luxembourg and Euroclear hold interests on behalf of their participating organizations through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (the “U.S. Depositaries”).

Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include any underwriters or agents involved in the offering or sale of any debt securities or their respective affiliates. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream, Luxembourg has established an electronic bridge with Euroclear as the operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear Operator.

Distributions with respect to global debt securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg. Euroclear holds securities and book-entry interests in securities for participating organizations (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include any underwriters or agents involved in the offering or sale of any debt securities or their respective affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global debt security through accounts with a participant in the Euroclear System or any other securities intermediary that holds a book-entry interest in a global debt security through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions on interests in global debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between direct participants in DTC, on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the applicable rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in global debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global debt security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a global debt security by or through a Euroclear Participant or Clearstream Participant to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

Euroclear and Clearstream, Luxembourg are under no obligation to perform or to continue to perform the foregoing procedures and such procedures may be discontinued at any time without notice. Neither HCA Holdings, Inc. or HCA Inc. nor any trustee nor any underwriters or agents involved in the offering or sale of any debt securities will have any responsibility for the performance by Euroclear or Clearstream, Luxembourg or their respective participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC, Euroclear and Clearstream, Luxembourg and their book-entry systems has been obtained from sources that HCA Holdings, Inc. and HCA Inc. believe to be reliable, but HCA Holdings, Inc. and HCA Inc. take no responsibility for the accuracy of that information.

Redemption and Repurchase

The debt securities of any series may be redeemable at the option of HCA Holdings, Inc. or HCA Inc., as applicable, or may be subject to mandatory redemption by HCA Holdings, Inc. or HCA Inc., as applicable, as required by a sinking fund or otherwise. In addition, the debt securities of any series may be subject to repurchase or repayment by HCA Holdings, Inc. or HCA Inc., as applicable, at the option of the holders. The applicable prospectus supplement will describe the terms, the times and the prices regarding any optional or mandatory redemption by HCA Holdings, Inc. or HCA Inc., as applicable, or any repurchase or repayment at the option of the holders of any series of debt securities.

Secured Debt Securities

The debt securities of any series and the Guarantees, if any, of the debt securities of any series may be secured by collateral. The applicable prospectus supplement will describe any such collateral and the terms of such secured debt securities.

Merger, Consolidation and Sale of Assets

Unless otherwise specified in the applicable prospectus supplement, the indentures provide that HCA Holdings, Inc. or HCA Inc., as applicable, will not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

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either (1) HCA Holdings, Inc. or HCA Inc., as applicable, is the surviving corporation or (2) the Person formed by or surviving any such consolidation or merger (if other than HCA Holdings, Inc. or HCA Inc., as applicable,) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of the applicable issuer or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

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the Successor Company, if other than the applicable issuer, shall expressly assume all the obligations of the applicable issuer pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory in form to the trustee;

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immediately after giving effect to the transaction described above, no Event of Default under the applicable indenture, and no event which, after notice or lapse of time or both would become an Event of Default under the applicable indenture, shall have occurred and be continuing;

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with respect to any guaranteed debt securities, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such person’s obligations under the applicable indenture and the debt securities; and

•	the trustee shall have received the officers’ certificate and opinion of counsel called for by the applicable indenture.

In addition, with respect to secured debt securities, unless otherwise specified in the applicable prospectus supplement, the indentures provide that immediately after giving pro forma effect to the transaction described above, (1) the Collateral owned by the Successor Company will continue to constitute Collateral under the applicable indenture and related security documents and (2) to the extent any assets of the Person which is merged or consolidated with or into the Successor Company are assets of the type which would constitute Collateral under the related security documents, the Successor Company will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the security documents in the manner and to the extent required by the applicable indenture.

In the case of any such merger, consolidation, sale, assignment, transfer, lease, conveyance or other disposition in which HCA Holdings, Inc. or HCA Inc., as applicable, is not the continuing entity and upon execution and delivery by the successor person of the supplemental indenture described above, such Successor Person shall succeed to, and be substituted for, HCA Holdings, Inc. or HCA Inc., as applicable, and may exercise every right and power of HCA Holdings, Inc. or HCA Inc., as applicable, under the applicable indenture with the same effect as if such successor person had been named as HCA Holdings, Inc. or HCA Inc., as applicable, therein, and HCA Holdings, Inc. or HCA Inc., as applicable, shall be automatically released and discharged from all obligations and covenants under the applicable indenture and the debt securities issued under that indenture.

With respect to guaranteed debt securities, unless otherwise specified in the applicable prospectus supplement, the merger, consolidation and transfer of assets provisions described above are equally applicable to each of the Guarantors in its capacity as guarantor of such debt securities.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, an “Event of Default” with respect to the debt securities of any series is defined in the applicable indenture as being:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the debt securities;

(2) default for 30 days or more in the payment when due of interest on or with respect to the debt securities;

(3) default in the deposit of any sinking fund payment when and as due with respect to any of the debt securities of that series;

(4) default in the performance, or breach, of any covenant or warranty of the issuer in the applicable indenture, and continuance of such default or breach for a period of 60 days after there has been given written notice by the trustee or the holders of at least 10% in principal amount of the outstanding debt securities (with a copy to the trustee) specifying such default or breach and requiring it to be remedied;

(5) HCA Holdings, Inc. or HCA Inc., as applicable, pursuant to or within the meaning of any Bankruptcy Law: (i) commences proceedings to be adjudicated bankrupt or insolvent; (ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law; (iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors; or (v) generally is not paying its debts as they become due;

(6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against HCA Holdings, Inc. or HCA Inc. as applicable, in a proceeding in which the issuer is to be adjudicated bankrupt or insolvent; appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the issuer, or for all or substantially all of the property of the issuer; or orders the liquidation of the issuer; and the order or decree remains unstayed and in effect for 60 consecutive days;

(7) if applicable, the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the indenture or the release of any such Guarantee in accordance with the indenture; or

(8) any other Event of Default established for the debt securities of that series.

No Event of Default with respect to any particular series of debt securities necessarily constitutes an Event of Default with respect to any other series of debt securities. The indentures provide that, within 90 days after the occurrence of any default with respect to the debt securities of any series, the trustee will mail to all holders of the debt securities of that series notice of that default. Except in the case of a default relating to the payment of principal, premium, if any, or interest on debt securities of any series, the trustee may withhold from the holders notice of any continuing default if and so long as a committee of its responsible officers in good faith determines that withholding the notice is in the interests of the holders of the debt securities. The trustee shall not be deemed to know of any default unless a responsible officer of the trustee has actual knowledge thereof or unless written notice of any event which is such a Default is received by the trustee at the corporate trust office of the trustee.

The indentures provide that if any Event of Default (other than an Event of Default specified in clauses (5) or (6) of the second preceding paragraph with respect to of HCA Holdings, Inc. or HCA Inc., as applicable) occurs and is continuing under the indenture, the trustee or the holders of at least 25% in principal amount of the then total outstanding debt securities may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding debt securities to be due and payable immediately. Upon the effectiveness of such declaration, such principal and interest shall be due and payable immediately. The trustee shall have no obligation to accelerate the debt securities if and so long as a committee of its Responsible Officers in good faith determines acceleration is not in the best interest of the holders of the debt securities. Notwithstanding the foregoing, in the case of an Event of Default arising under clauses (5) or (6), all outstanding debt securities shall be due and payable immediately without further action or notice. The holders of a majority in aggregate principal amount of the then outstanding debt securities by written notice to the trustee may on behalf of all of the holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

Subject to the provisions of the Trust Indenture Act of 1939 requiring the trustee, during the continuance of an Event of Default under the applicable indenture, to act with the requisite standard of care, the trustee is under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities of any series unless those holders have offered the trustee indemnity reasonably satisfactory to the trustee against the costs, fees and expenses and liabilities which might be incurred in compliance with such request or direction. Subject to the foregoing, holders of a majority in principal amount of the outstanding debt securities of any series issued under the applicable indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to that series. The indentures require the annual filing by HCA Holdings, Inc. or HCA Inc., as applicable, with the trustee of a certificate which states whether or not HCA Holdings, Inc. or HCA Inc., as applicable, are in default under the terms of the indenture.

Unless otherwise specified in the applicable prospectus supplement, no holder of any debt securities of any series shall have any right to institute any proceeding, judicial or otherwise, with respect to the applicable indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:

•	such holder has previously given written notice to the trustee of a continuing Event of Default with respect to the debt securities of such series;

•

the holders of not less than 25% in principal amount of the total outstanding debt securities of such series shall have made written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the indenture;

•	holders have offered to the trustee security or indemnity reasonably satisfactory to the trustee against any loss liability or expense incurred in compliance with such request;

•	the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

•	holders of a majority in principal amount of the total outstanding debt securities have not given the trustee a direction inconsistent with such request within such 60-day period.

Notwithstanding any other provision of the indenture, the right of any holder of a debt security to receive payment of principal, premium, if any, and interest on the debt security, on or after the respective due dates expressed in the debt security, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such holder.

Amendment, Supplement and Waiver

Unless otherwise specified in the applicable prospectus supplement, the indentures permit HCA Holdings, Inc. or HCA Inc., as applicable, any Guarantors party to such indenture and the trustee, with the consent of the holders of at least majority in principal amount of the outstanding debt securities of each series issued under the applicable indenture and affected by a modification or amendment, to modify or amend any of the provisions of the applicable indenture or of the debt securities of the applicable series or the rights of the holders of the debt securities of that series under the applicable indenture. However, no such modification or amendment shall, among other things:

•

change the stated maturity of the principal of, or installment of interest, if any, on, any debt securities, or reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof;

•	change the currency in which the principal of (and premium, if any) or interest on such debt securities are denominated or payable;

•

adversely affect the right of repayment or repurchase, if any, at the option of the holder after such obligation arises, or reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage of holders whose consent is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or certain defaults;

•	modify the provisions that require holder consent to modify or amend the indenture or that permit holders to waive compliance with certain provisions of the indenture or certain defaults;

•

impair the right of any holder to receive payment of principal of, or interest on such holder’s debt securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s debt securities; or

•	except as expressly permitted by the indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the holders of any debt securities.

without in each case obtaining the consent of the holder of each outstanding debt security issued under such indenture affected by the modification or amendment.

Unless otherwise specified in the applicable prospectus supplement, the indentures also contain provisions permitting HCA Holdings, Inc. or HCA Inc., as applicable, any Guarantors party to such indenture and the trustee, without the consent of the holders of any debt securities issued under the applicable indenture, to modify or amend the indenture, among other things:

•

to evidence the succession of another corporation to HCA Holdings, Inc. or HCA Inc., as applicable, or, if applicable, any Guarantor under the applicable indenture and the assumption by such successor of the covenants of HCA Holdings, Inc. or HCA Inc., as applicable, in compliance with the requirements set forth in the indenture;

•	to add to the covenants for the benefit of the holders or to surrender any right or power herein conferred upon the HCA Holdings, Inc. or HCA Inc., as applicable;

•	to add any additional Events of Default;

•

to change or eliminate any of the provisions of the indenture, provided that any such change or elimination shall become effective only when there are no outstanding debt securities of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply;

•	to secure the debt securities;

•

to supplement any of the provisions of the indenture to such extent necessary to permit or facilitate the defeasance and discharge of the debt securities, provided that any such action does not adversely affect the interests of the holders of the debt securities in any material respect;

•

to evidence and provide for the acceptance of appointment hereunder by a successor trustee and to add to or change any of the provisions of the indenture necessary to provide for or facilitate the administration of the trusts by more than one trustee;

•	to cure any ambiguity to correct or supplement any provision of the indenture which may be defective or inconsistent with any other provision;

•

to change any place or places where the principal of and premium, if any, and interest, if any, on the debt securities shall be payable, the debt securities may be surrendered for registration or transfer, the debt securities may be surrendered for exchange, and notices and demands to or upon HCA Holdings, Inc. or HCA Inc., as applicable, may be served;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•

to conform the text of the indenture or the debt securities to any provision of the section regarding the description of the notes contained in the prospectus supplement to the extent that such provision in such section was intended to be a verbatim recitation of a provision of the indenture or the debt securities;

•

to make any amendment to the provisions of the indenture relating to the transfer and legending of debt securities as permitted by the indenture, including, without limitation to facilitate the issuance and administration of the debt securities; provided, however, that (i) compliance with the indenture as so amended would not result in debt securities being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of holders to transfer debt securities; or

•

to add additional Guarantees or additional Guarantors in respect of all or any securities under the indenture, and to evidence the release and discharge of any Guarantor from its obligations under its Guarantee of any or all securities and its obligations under the indenture in respect of any or all Securities in accordance with the terms of the indenture.

Unless otherwise specified in the applicable prospectus supplement, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive the compliance of HCA Holdings, Inc. or HCA Inc., as applicable, with the provisions described above under “— Merger, Consolidation and Sale of Assets” and certain other provisions of the indenture and, if specified in the prospectus supplement relating to such series of debt securities, any additional covenants applicable to the debt securities of such series. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the applicable indenture with respect to debt securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on debt securities of that series or, in the case of any debt securities which are convertible into or exchangeable for other securities or property, a default in any such conversion or exchange, or a default in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise provided in the applicable prospectus supplement, HCA Holdings, Inc. and HCA Inc., as applicable, may discharge certain obligations to holders of the debt securities of a series that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness including the principal, premium, if any, and interest to the date of such deposit (if the debt securities have become due and payable) or to the maturity thereof or the redemption date of the debt securities of that series, as the case may be.

The indentures provide that the applicable issuer may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of a series (except for, among other things, obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from its obligations to comply with the restrictive covenants under the indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to the debt securities of a series and clauses (3), (5) and (6) under “— Events of Default” will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by the issuer with the trustee, in trust, of an amount in U.S. dollars, or U.S. government obligations, or both, applicable to the debt securities of that series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on the debt securities on the scheduled due dates therefor.

If HCA Holdings, Inc. or HCA Inc., as applicable, effects covenant defeasance with respect to the debt securities of any series, the amount in U.S. dollars, or U.S. government obligations, or both, on deposit with the trustee will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the debt securities of that series at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such event of default. However, HCA Holdings, Inc. or HCA Inc., as applicable, would remain liable to make payment of such amounts due at the time of acceleration.

HCA Holdings, Inc. or HCA Inc., as applicable, will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the debt securities of that series to recognize income, gain or loss for U.S. federal income tax purposes. If HCA Holdings, Inc. or HCA Inc., as applicable, elects legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

HCA Holdings, Inc. or HCA Inc., as applicable, may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Definitions

As used in the indentures, unless otherwise specified in the applicable prospectus supplement the following terms have the meanings specified below:

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Collateral” means, collectively, all of the property and assets that are from time to time subject to the Lien of the security documents including the Liens, if any, required to be granted pursuant to the applicable indenture.

“Event of Default” has the meaning set forth under the section “— Events of Default.”

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Significant Subsidiary” means any direct or indirect Subsidiary of the issuer that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date and which is not designated by the issuer to be an Unrestricted Subsidiary (as defined in the applicable indenture).

“Subsidiary” means, with respect to any Person, (i) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and (ii) any partnership, joint venture, limited liability company or similar entity of which more than 50% of the equity ownership, whether in the form of membership, general, special or limited partnership interests or otherwise, is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof;

Governing Law

The indentures and the debt securities (including any Guarantees endorsed on the debt securities, if any) will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustees

The Trust Indenture Act of 1939 limits the rights of a trustee, if the trustee becomes a creditor of HCA Holdings, Inc. or HCA Inc., as applicable, to obtain payment of claims or to realize on property received by it in respect of those claims, as security or otherwise. Any trustee is permitted to engage in other transactions with HCA Holdings, Inc. or HCA Inc., as applicable, and its subsidiaries from time to time. However, if a trustee acquires any conflicting interest it must eliminate the conflict upon the occurrence of an Event of Default under the applicable indenture or resign as trustee.

PLAN OF DISTRIBUTION

We and/or one or more selling stockholders may sell the securities described in this prospectus from time to time in one or more transactions:

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

We and/or one or more selling stockholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the securities. A prospectus supplement will describe the terms of any sale of securities we are offering hereunder. Direct sales may be arranged by a securities broker-dealer or other financial intermediary.

The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may be involved in any “at the market” offering of securities by or on our behalf.

Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless we state otherwise in the applicable prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities if any are purchased.

The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

We will name any agent involved in a sale of securities, as well as any commissions payable to such agent, in a prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

If a dealer is utilized in the sale of the securities being offered pursuant to this prospectus, we and/or one or more selling stockholders will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

LEGAL MATTERS

The validity of the securities to be sold hereunder will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York and Robert A. Waterman, Senior Vice President, General Counsel and Chief Labor Relations Officer of HCA Holdings, Inc. or other counsel who is satisfactory to us. An investment vehicle comprised of several partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others own interests representing less than 1% of the capital commitments of the KKR Millennium Fund, L.P. and KKR 2006 Fund L.P.

EXPERTS

The consolidated financial statements of HCA Holdings, Inc., as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, incorporated in this prospectus by reference to HCA Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of HCA Holdings, Inc.’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and HCA Holdings, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

50,000,000 Shares

Common Stock

P R O S P E C T U S    S U P P L E M E N T

Citigroup

Barclays

February 11, 2013